                                                                    Exhibit 10.1

                               PURCHASE AGREEMENT

                                  BY AND AMONG

                             MOLINA HEALTHCARE, INC.

                      ALLIANCE FOR COMMUNITY HEALTH, L.L.C.
                              D/B/A MERCY CAREPLUS

                         SISTERS OF MERCY HEALTH SYSTEM

                                CCP HOLDINGS, LLC

                                  JERRY LINDER

                               CRISTOPHER CRISTEA

                                       AND

                                  EDWARD OSWALD


                                TABLE OF CONTENTS

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DEFINITIONS .............................................................................      1

RECITALS ................................................................................      1

ARTICLE I PURCHASE AND SALE OF UNITS.....................................................      2

         1.1      Units..................................................................      2
         1.2      Actions Prior to Closing...............................................      2
         1.3      Base Purchase Price....................................................      2
         1.4      Closing................................................................      3
         1.5      Transfer of Units......................................................      3
         1.6      Deliveries by CH at Closing............................................      3
         1.7      Deliveries by the Executives at Closing................................      4
         1.8      Deliveries by SMHS at Closing..........................................      4
         1.9      Deliveries by Buyer at Closing.........................................      5
         1.10     Deliveries by the Company at Closing...................................      6
         1.11     Escrow Arrangements....................................................      7
ARTICLE II PURCHASE PRICE ADJUSTMENTS....................................................      7

         2.1      Purchase Price Adjustments.............................................      7
         2.2      RBC Adjustment.........................................................      7
         2.3      Contingent Earnings Payment............................................     10
         2.4      IBNR Adjustment........................................................     11
         2.5      Proxy for Adjustment Disputes..........................................     13
ARTICLE III REPRESENTATIONS AND WARRANTIES...............................................     14

         3.1      General Statement......................................................     14
         3.2      Representations and Warranties of Buyer................................     14
         3.3      Representations and Warranties of CH...................................     16
         3.4      Representations and Warranties of Sellers Regarding the Company........     18
         3.5      Representations and Warranties of the Executives.......................     36
         3.6      Representations and Warranties of SMHS.................................     37
         3.7      Survival of Representations and Warranties.............................     39
ARTICLE IV CONDUCT PRIOR TO EFFECTIVE TIME...............................................     39

         4.1      Obligations of the Company.............................................     39
         4.2      Standstill.............................................................     42
         4.3      Joint Obligations......................................................     43
         4.4      Obligations Relating to Executive Employment Agreements................     44
ARTICLE V CONDITIONS TO CLOSING..........................................................     45

         5.1      Conditions to Buyer's Obligations......................................     45
         5.2      Conditions to CH's Obligations.........................................     45

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
         5.3      Conditions to the Company's Obligations................................     46
         5.4      Conditions to Each Executive's Obligations.............................     46
         5.5      Conditions to SMHS' Obligations........................................     47
ARTICLE VI POST-CLOSING COVENANTS........................................................     47

         6.1      Execution of Documents.................................................     47
         6.2      Covenant Not to Compete/Non-Solicitation...............................     47
         6.3      Confidentiality........................................................     49
         6.4      Books and Records......................................................     49
         6.5      Tax Matters............................................................     50
         6.6      Continuation of D&O Insurance..........................................     55
         6.7      Payment of Pre-Closing Medical Claims Post-Closing.....................     55
         6.8      Use of "Mercy CarePlus" Name...........................................     55
ARTICLE VII INDEMNIFICATION..............................................................     56

         7.1      Indemnification by Sellers.............................................     56
         7.2      Indemnification by Buyer...............................................     57
         7.3      Notice of Claim for Indemnification....................................     57
         7.4      Defense of Undisputed Claims...........................................     57
         7.5      Limitations............................................................     58
         7.6      Disputed Claims for Indemnification....................................     59
         7.7      Exclusive Remedy.......................................................     59
ARTICLE VIII EMPLOYMENT ARRANGEMENTS.....................................................     59

         8.1      Terminations of Employment.............................................     59
         8.2      New Executive Employment Arrangements..................................     60
ARTICLE IX TERMINATION .................................................. ...............     60

         9.1      Termination of Agreement...............................................     60
         9.2      Effect of Termination..................................................     61
ARTICLE X MISCELLANEOUS .................................................................     61

         10.1     Construction...........................................................     61
         10.2     Press Releases and Public Announcements................................     62
         10.3     Entire Agreement.......................................................     62
         10.4     No Third Party Beneficiaries...........................................     62
         10.5     Further Assurances.....................................................     62
         10.6     Successors and Assigns.................................................     62
         10.7     Assignment.............................................................     62
         10.8     Amendment..............................................................     62
         10.9     Notices................................................................     62
         10.10    Expenses and Attorneys' Fees...........................................     63
         10.11    Waivers................................................................     63
         10.12    Severability...........................................................     63
         10.13    Binding Arbitration....................................................     63
         10.14    Recitals...............................................................     66
         10.15    Exhibits and Disclosure Schedule.......................................     66
         10.16    Counterparts...........................................................     66
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                                       ii

                               PURCHASE AGREEMENT

      THIS PURCHASE AGREEMENT ("Agreement") is entered into as of the 6th day of September, 2007 ("Agreement Date"), by and among MOLINA HEALTHCARE, INC., a Delaware corporation ("Buyer"), ALLIANCE FOR COMMUNITY HEALTH, L.L.C., a Missouri limited liability company d/b/a Mercy CarePlus ("Company"), SISTERS OF MERCY HEALTH SYSTEM, a Missouri nonprofit corporation ("SMHS"), CCP HOLDINGS, LLC, a Missouri limited liability company ("CH"), JERRY LINDER, an individual ("Linder"), CRISTOPHER CRISTEA, an individual ("Cristea"), and EDWARD OSWALD, an individual ("Oswald").

                                   DEFINITIONS

      Unless otherwise defined in the text of this Agreement, capitalized names and terms in this Agreement (inclusive of the Exhibits and the Disclosure Schedule) shall have the meanings ascribed to them in Exhibit A.

                                    RECITALS

      A. The Company holds a certificate of authority from the DOI to operate a health maintenance organization and is authorized by the State Agency to arrange for the provision of comprehensive health care services pursuant to the terms of the Medicaid Contracts.

      B.Each Seller is a member of the Company and Sellers collectively own 100% of the membership interests in the Company.

      C.CH owns 80.1 Class A Units issued by the Company, which represent 100% of the Class A Units issued by the Company and 40.050% of the economic interests of the Company.

      D.Linder owns 8.358 Class B Units issued by the Company, which represent 42% of the Class B Units issued by the Company and 4.179% of the economic interests of the Company.

      E.Cristea owns 7.562 Class B Units issued by the Company, which represent 38% of the Class B Units issued by the Company and 3.781% of the economic interests of the Company.

      F.Oswald owns 3.98 Class B Units issued by the Company, which represent 20% of the Class B Units issued by the Company and 1.990% of the economic interests of the Company.

      G.SMHS owns 100 Class C Units issued by the Company, which represent 100% of the Class C Units issued by the Company and 50.000% of the economic interests of the Company.

      H.Sellers desire to sell all of their respective ownership interests in the Company, including the Units, to Buyer and Buyer desires to purchase all such ownership interests, in each instance pursuant to the provisions of this Agreement.

      NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:

                                   ARTICLE I
                           PURCHASE AND SALE OF UNITS

      1.1 UNITS. On and subject to the provisions of this Agreement, Buyer shall purchase from Sellers, and Sellers shall sell to Buyer, all of the Units free and clear of any restrictions on transfer or Liens.

      1.2 ACTIONS PRIOR TO CLOSING.

            1.2.1 Buyer, in conjunction with obtaining approval by DOI of the transactions contemplated by this Agreement, shall arrange to inject such capital into Company at or in conjunction with the Closing to permit Company, on terms and conditions acceptable to DOI, to (a) make the Pre-Closing Dividend set forth at Section 1.2.3, and (b) engage in the Business following the Closing.

            1.2.2 Notwithstanding any other provision of this Agreement, Company may declare and pay Pre-Closing Dividends to Sellers at such times and in such amounts as the Company may determine; provided, however, (a) no such dividend shall be paid without the approval of the DOI, and (b) the total amount of such Pre-Closing Dividends shall not exceed the amount by which (i) the Company's Capital and Surplus on the date of such Pre-Closing Dividend exceeds (ii) 300% of the Company's RBC.

            1.2.3 Company, immediately prior to the Closing, shall wire transfer to Sellers, in immediately available Federal funds to the respective bank accounts designated by Sellers using the Standard Allocation, a Pre-Closing Dividend in an amount equal to the amount by which (a) Capital and Surplus exceeds (b) 300% of RBC as set forth on the Pro Forma RBC Calculation.

      1.3 BASE PURCHASE PRICE. The Base Purchase Price shall be paid to Sellers at the Closing as follows:

            1.3.1 90% of the Base Purchase Price shall be wire transferred by Buyer in immediately available Federal funds to the respective bank accounts designated by Sellers prior to the Closing using the Standard Allocation; and

            1.3.2 10% of the Base Purchase Price shall be deposited by Buyer into the Escrow Account.

      1.4 CLOSING. The Closing shall take place at (a) the offices of Thompson Coburn LLP, One US Bank Plaza, St. Louis, Missouri 63101, commencing at 9:00 a.m. local time on the Closing Date, or (b) such other place or time on the Closing Date as Buyer and Sellers may mutually agree in writing.

      1.5 TRANSFER OF UNITS. At the Closing, (a) CH shall sell, transfer, assign and convey all 80.1 Class A Units, including all membership interests related to the Class A Units, to Buyer free and clear of any restrictions on transfer or Liens, (b) each Executive shall sell, transfer, assign and convey all of his respective Class B Units, including all membership interests related to the Class B Units, to Buyer free and clear of any restrictions on transfer or Liens, and (c) SMHS shall sell, transfer, assign and convey all 100 Class C Units, including all membership interests related to the Class C Units, to Buyer free and clear of any restrictions on transfer or Liens.

      1.6 DELIVERIES BY CH AT CLOSING. At the Closing, CH shall deliver to
Buyer:

            1.6.1 A copy of resolutions duly adopted by the Board of CH and signed by the Secretary thereof (a) authorizing the execution, delivery and performance by CH of this Agreement and all related agreements, documents and instruments, (b) authorizing the sale of all 80.1 Class A Units to Buyer, (c) consenting to the sale of the Class B Units by each Executive to Buyer, (d) consenting to the sale of the Class C Units by SMHS to Buyer, (e) approving the admission of Buyer as a member of the Company effective as of the Closing, (f) acknowledging the voluntary withdrawal of each of SMHS and the Executives as a member of the Company pursuant to the Operating Agreement effective as of the Closing, and (g) withdrawing voluntarily as a member of the Company pursuant to the Operating Agreement effective as of the Closing;

            1.6.2 A certificate of the Secretary of CH dated as of the Closing Date certifying (a) the incumbency of the officers of CH on the Agreement Date and as of the Closing and bearing the authentic signatures of all such officers who shall execute this Agreement and any additional documents contemplated by this Agreement, and (b) that the resolutions identified in Section 1.6.1 remain in full force and effect through the Closing;

            1.6.3 A certificate of the Chairman of the Board of CH dated as of the Closing Date certifying that (a) the representations of CH set forth in Sections 3.3 and 3.4 are true and correct through the Closing, (b) CH has performed and complied with its covenants in this Agreement through the Closing,
(c) all of the conditions precedent to the obligations of CH under Article V have been satisfied or waived, and (d) CH is not subject to withholding under FIRPTA;

            1.6.4 An original certificate of good standing of CH as a limited liability company, issued by the Missouri Secretary of State and dated no earlier than 30 days prior to the Closing Date;

            1.6.5 The written resignations, effective as of the Closing, of the members of the Board of the Company appointed by CH;

            1.6.6 A counterpart of the Escrow Agreement executed by CH and the Escrow Agent; and

            1.6.7 Such other instruments, certificates and other documents as are reasonably necessary for CH to implement, as of the Closing, the transactions contemplated by this Agreement and to comply with the terms hereof.

      1.7 DELIVERIES BY THE EXECUTIVES AT CLOSING. At the Closing, each Executive shall deliver to Buyer:

            1.7.1 An original certificate signed by such Executive and dated as of the Closing Date (a) confirming the sale of all of his respective Class B Units to Buyer, (b) consenting to the sale of the Class A Units by CH to Buyer,
(c) consenting to the sale of the respective Class B Units by the other Executives to Buyer, (d) consenting to the sale of the Class C Units by SMHS to Buyer, (e) consenting to the admission of Buyer as a member of the Company effective as of the Closing, (f) acknowledging the voluntary withdrawal of each of CH, SMHS and the other Executives as members of the Company pursuant to the Operating Agreement effective as of the Closing, (g) withdrawing voluntarily as a member of the Company pursuant to the Operating Agreement effective as of the Closing, (h) stating that the representations of such Executive set forth in Sections 3.4 and 3.5 are true and correct through the Closing, (i) resigning, effective as of the Closing, from any and all offices in the Company held by such Executive, (j) resigning, effective as of the Closing, as a member of the Board of the Company, if applicable, (k) confirming that such Executive has performed and complied with his covenants in this Agreement through the Closing,
(l) stating that all of the conditions precedent to the obligations of such Executive under Article V have been satisfied or waived, and (m) confirming that all of the obligations related to such Executive's Executive Employment Agreement set forth in Section 4.4 have been satisfied;

            1.7.2 An indication by the Executive that mutually acceptable New Executive Employment Arrangements have either been reached or not been reached between the Company and such Executive;

            1.7.3 A counterpart of the Escrow Agreement executed by such Executive; and

            1.7.4 Such other instruments, certificates and other documents as are reasonably necessary for such Executive to implement, as of the Closing, the transactions contemplated by this Agreement and to comply with the terms hereof.

      1.8 DELIVERIES BY SMHS AT CLOSING. At the Closing, SMHS shall deliver to
Buyer:

            1.8.1 A copy of resolutions duly adopted by the Board of SMHS and signed by the Secretary thereof (a) authorizing the execution, delivery and performance by SMHS of this Agreement and all related agreements, documents and instruments, (b) authorizing the sale of all 100 Class C Units to Buyer, (c) consenting to the sale of the Class B Units by each Executive to Buyer, (d) consenting to the sale of the Class A Units by CH to Buyer, (e) approving the admission of Buyer as a member of the Company effective as of the Closing, (f) acknowledging the voluntary withdrawal of each of CH and the Executives as a member of the Company pursuant to the Operating Agreement effective as of the Closing, and (g) withdrawing voluntarily as a member of the Company pursuant to the Operating Agreement effective as of the Closing;

            1.8.2 A certificate of the Secretary of SMHS dated as of the Closing Date certifying (a) the incumbency of the officers of SMHS on the Agreement Date and as of the Closing and bearing the authentic signatures of all such officers who shall execute this Agreement and any additional documents contemplated by this Agreement, and (b) that the resolutions identified in Section 1.8.1 remain in full force and effect through the Closing;

            1.8.3 A certificate of the Chairman or President of SMHS dated as of the Closing Date certifying that (a) the representations of SMHS set forth in Sections 3.4 and 3.6 are true and correct through the Closing, (b) SMHS has performed and complied with its covenants in this Agreement through the Closing,
(c) all of the conditions precedent to the obligations of SMHS under Article V have been satisfied or waived, and (d) SMHS is not subject to withholding under FIRPTA;

            1.8.4 An original certificate of corporate good standing of SMHS, issued by the Missouri Secretary of State and dated no earlier than 30 days prior to the Closing Date;

            1.8.5 The written resignations, effective as of the Closing, of the members of the Board of the Company appointed by SMHS;

            1.8.6 A counterpart of the Escrow Agreement executed by SMHS;

            1.8.7 A counterpart of the License Agreement executed by SMHS; and

            1.8.8 Such other instruments, certificates and other documents as are reasonably necessary for SMHS to implement, as of the Closing, the transactions contemplated by this Agreement and to comply with the terms hereof.

      1.9 DELIVERIES BY BUYER AT CLOSING. At the Closing, Buyer shall deliver to
Sellers:

            1.9.1 90% of the Base Purchase Price (as set forth in Section
1.3.1);

            1.9.2 A copy of resolutions duly adopted by the Board of Buyer and signed by the Secretary thereof authorizing the execution, delivery and performance by Buyer of this Agreement and all related agreements, documents and instruments;

            1.9.3 A certificate of the Secretary of Buyer dated as of the Closing Date certifying (a) the incumbency of the officers of Buyer on the Agreement Date and as of the Closing and bearing the authentic signatures of all such officers who shall execute this Agreement and any additional documents contemplated by this Agreement, and (b) that the resolutions identified in
Section 1.9.2 remain in full force and effect through the Closing;

            1.9.4 A certificate of the Chairman of the Board of Buyer dated as of the Closing Date certifying that (a) the representations of Buyer set forth in Sections 3.2 are true and correct as of the Closing Date, (b) Buyer has performed and complied with its covenants in this Agreement through the Closing, and (c) all of the conditions precedent to the obligations of Buyer under
Article V have been satisfied or waived;

            1.9.5 An original certificate of corporate good standing of Buyer, issued by the Delaware Secretary of State and dated no earlier than 30 days prior to the Closing Date;

            1.9.6 A counterpart of the Escrow Agreement executed by Buyer;

            1.9.7 A written joinder to the Operating Agreement executed by Buyer as a new member of the Company whereby Buyer agrees to be bound by the terms of the Operating Agreement;

            1.9.8 An indication by Buyer regarding whether mutually acceptable New Executive Employment Arrangements have been reached between the Company and each of the Executives;

            1.9.9 Such other instruments, certificates and other documents as are reasonably necessary for Buyer to implement, as of the Closing, the transactions contemplated by this Agreement and to comply with the terms hereof.

      1.10 DELIVERIES BY THE COMPANY AT CLOSING. At the Closing, the Company shall, and Sellers shall cause the Company to, deliver to Buyer:

            1.10.1 A copy of resolutions duly adopted by the Board of the Company and signed by the Secretary thereof (a) authorizing the execution, delivery and performance by the Company of this Agreement and all related agreements, documents and instruments, (b) approving the sale of the Class A Units by CH to Buyer, (c) approving the sale of the Class B Units by the Executives to Buyer, (d) approving the sale of the Class C Units by SMHS to Buyer, (e) authorizing the admission of Buyer as a member of the Company effective as of the Closing, and (f) acknowledging the voluntary withdrawal of CH, the Executives and SMHS as members of the Company pursuant to the Operating Agreement effective as of the Closing.

            1.10.2 A certificate of the Secretary of the Company dated as of the Closing Date certifying (a) the incumbency of the officers of the Company on the Agreement Date and as of the Closing and bearing the authentic signatures of all such officers who shall execute this Agreement and any additional documents contemplated by this Agreement, and (b) that the resolutions identified in
Section 1.10.1 remain in full force and effect through the Closing;

            1.10.3 A certificate of the Chairman of the Board of the Company dated as of the Closing Date certifying that (a) the Company has performed and complied with its covenants in this Agreement through the Closing, (b) all of the conditions precedent to the obligations of the Company under Article V have been satisfied or waived, and (c) all of the obligations related to the Executive Employment Agreements of the Executives set forth in Section 4.4 have been satisfied;

            1.10.4 An original certificate of good standing of the Company as a limited liability company, issued by the Missouri Secretary of State and dated no earlier than 30 days prior to the Closing Date;

            1.10.5 The document required under Section 5.4.6;

            1.10.6 An indication by the Company regarding whether mutually acceptable New Executive Employment Arrangements have been reached between the Company and each of the Executives;

            1.10.7 A counterpart of the License Agreement executed by the Company;

            1.10.8 A copy of the Monthly Remittance Advice for the month ending immediately preceding the Closing Date;

            1.10.9 The written resignations, effective as of the Closing, of each officer of the Company, other than any Executives who have reached agreement on a New Executive Employment Arrangement in accordance with Section 8.2, from any office(s) in the Company which such officer holds;

            1.10.10 A copy of the fully executed St. John's Mercy Provider Agreement; and

            1.10.11 Such other instruments, certificates and other documents as are reasonably necessary for the Company to implement, as of the Closing, the transactions contemplated by this Agreement and to comply with the terms hereof.

      1.11 ESCROW ARRANGEMENTS. At the Closing, Buyer and Sellers shall execute the Escrow Agreement pursuant to which the Escrow Agent shall receive 10% of the Base Purchase Price to be held in escrow and distributed and released by the Escrow Agent in accordance with the terms of the Escrow Agreement.

                                   ARTICLE II
                           PURCHASE PRICE ADJUSTMENTS

      2.1 PURCHASE PRICE ADJUSTMENTS. Following the Closing, the Base Purchase Price shall be subject to the adjustments set forth in this Article II.

      2.2 RBC ADJUSTMENT.

            2.2.1 No less than five Business Days prior to the Closing Date, the Company shall prepare in good faith and deliver to Buyer and Sellers the Pro Forma RBC Calculation.

            2.2.2 Within 120 days following the Closing Date, the Company shall prepare and deliver to Sellers the Proposed Final RBC Calculation reflecting with particularity any differences between the Pro Forma RBC Calculation and the Proposed Final RBC Calculation and attaching supporting documentation for such differences.

            2.2.3 Within 30 days following receipt of the Proposed Final RBC Calculation, Sellers may request, and the Company shall be obligated to produce and deliver to Sellers within ten Business Days of such request, any and all financial information, working papers, books, records and other materials reasonably deemed necessary by Sellers to identify the differences between the Pro Forma RBC Calculation and the Proposed Final RBC Calculation. Notwithstanding any other provision of this Agreement to the contrary, a dispute arising in connection with the Company's obligation to produce and deliver materials to Sellers under this Section 2.2.3 shall be arbitrated pursuant to
Section 10.13.

            2.2.4 Within 30 days after receipt of the documents requested pursuant to Section 2.2.3 or such documents as are ultimately ordered to be produced pursuant to Section 10.13, Sellers may dispute all or any portion of the Proposed Final RBC Calculation by giving written notice (an "RBC Notice of Disagreement") to Buyer setting forth in reasonable detail the basis for any such dispute (an "RBC Disagreement").

            2.2.5 In the event Sellers do not provide an RBC Notice of Disagreement to Buyer within the 30-day period referenced in Section 2.2.4, Sellers shall be deemed to have accepted the Proposed Final RBC Calculation in the form delivered to Sellers by the Company, in which event the Proposed Final RBC Calculation shall be deemed to be the Final RBC Calculation for purposes of calculating the RBC Adjustment.

            2.2.6 In the event Sellers provide a timely RBC Notice of Disagreement to Buyer, Buyer and Sellers shall promptly commence good faith negotiations with a view to resolving any RBC Disagreement. If Buyer and Sellers resolve amicably the RBC Disagreement, Buyer and Sellers shall enter into a written agreement reflecting such resolution and such resolution shall be applied to the Proposed Final RBC Calculation, in which event the Proposed Final RBC Calculation as finally resolved by Buyer and Sellers shall be deemed to be the Final RBC Calculation. If Buyer and Sellers do not resolve any RBC Disagreement, within 30 days of the delivery by Sellers to Buyer of an RBC Notice of Disagreement, such RBC Disagreement(s) shall be referred to an independent certified public accountant mutually selected by Buyer and Sellers for resolution of such RBC Disagreement(s) in accordance with the terms of this Agreement.

            2.2.7 In the event Buyer and Sellers are unable to agree upon an independent certified public accountant within ten days following the end of the 30-day period referenced in Section 2.2.6, an independent certified public accountant shall be determined as follows: (a) Sellers shall designate an independent certified public accountant; (b) Buyer shall designate an independent certified public accountant; and (c) the respective accountants designated by Buyer and Sellers shall select an independent certified public accountant to serve as the Independent Accountant within ten days following the date on which the last of them is designated; provided, however, if the respective accountants designated by Buyer and Sellers are unable to agree timely upon the selection of the Independent Accountant, the Independent Accountant shall be selected by the American Arbitration Association from among its panel of certified public accountants who are independent of Buyer and Sellers and members of a national or regional accounting firm which is also independent of Buyer and Sellers.

            2.2.8 Buyer and Sellers shall (a) use their respective commercially reasonable efforts to cause the Independent Accountant to render a timely determination within the period described in Section 2.2.9, (b) cooperate with the Independent Accountant, (c) provide the Independent Accountant with access to such books, records, personnel and other information as the Independent Accountant may deem necessary to render a decision, and (d) equally share (50% to Buyer and 50% to Sellers) all fees and expenses of the Independent Accountant.

            2.2.9 The determination of the RBC Adjustment by the Independent Accountant shall be (a) prepared in accordance with SAP as finally decided by the Independent Accountant, (b) consistent with the definition of "Proposed Final RBC Calculation," (c) rendered in writing and delivered to Buyer and Sellers within 30 days after referral of the RBC Disagreement to the Independent Accountant or as soon thereafter as reasonably practicable as determined by the Independent Accountant, (d) final and binding upon the Parties, and (e) enforceable in any court of competent jurisdiction in the United States.

            2.2.10 The adjustments to the Proposed Final RBC Calculation reflected on the Final RBC Calculation as resolved amicably by Buyer and Sellers pursuant to Section 2.2.6 or as determined by the Independent Accountant shall be used to calculate the RBC Adjustment and the Parties agree that the procedures set forth in this Section 2.2 shall be the sole and exclusive remedy with respect to the determination of the RBC Adjustment.

            2.2.11 If, pursuant to the Final RBC Calculation, the amount by which Capital and Surplus exceeds 200% of RBC is greater than the amount of the Pre-Closing Dividend paid by Company to Sellers under Section 1.2.3, Company or Buyer shall pay to Sellers (using the Standard Allocation) the amount of such excess in accordance with Sections 2.2.13 and 2.2.14 by wiring such amount in immediately available Federal funds to the respective bank accounts designated by Sellers.

            2.2.12 If, pursuant to the Final RBC Calculation, the amount by which Capital and Surplus exceeds 200% of RBC is less than the amount of the Pre-Closing Dividend paid by Company to Sellers under Section 1.2.3, Sellers (using the Standard Allocation) shall pay to Company the amount of such deficiency in accordance with Sections 2.2.13 and 2.2.14 by wiring such amount in immediately available Federal funds to the bank account designated by Company.

            2.2.13 Any payment due under Section 2.2.11 or Section 2.2.12, including interest thereon calculated pursuant to Section 2.2.14, shall be due and payable within five Business Days following a determination of the RBC Adjustment.

            2.2.14 Any payment due under Section 2.2.11 or Section 2.2.12 shall bear interest at a rate equal to the average monthly rate of interest earned on the funds deposited with the Escrow Agent in accordance with the terms of the Escrow Agreement immediately prior to the due date for such payment.

      2.3 CONTINGENT EARNINGS PAYMENT.

            2.3.1 On December 15, 2008, the Company shall prepare and deliver to Sellers a written report (the "Earnings Report") identifying Earnings during the Earnings Period, together with the audit reports of the auditing firm then providing auditing services to the Company and attaching supporting documentation for the reported Earnings.

            2.3.2 If the Earnings Report reports Earnings during the Earnings Period of less than $22,000,000, Sellers, within 30 days following receipt of the Earnings Report, may request, and the Company shall be obligated to produce and deliver to Sellers within ten Business Days of such request, any and all financial information, working papers, books, records and other materials reasonably deemed necessary by Sellers to challenge the reported Earnings, including any IBNR reflected on the Earnings Report. Notwithstanding any other provision of this Agreement to the contrary, a dispute arising in connection with the Company's obligation to produce and deliver materials to Sellers under this Section 2.3.2 shall be arbitrated pursuant to Section 10.13.

            2.3.3 Within 15 Business Days after receipt of the documents requested pursuant to Section 2.3.2 or such documents as are ultimately ordered to be produced pursuant to Section 10.13, Sellers may dispute all or any portion of the Earnings Report by giving written notice (an "Earnings Notice of Disagreement") to Buyer setting forth in reasonable detail the basis for any such dispute (an "Earnings Disagreement").

            2.3.4 In the event Sellers do not provide an Earnings Notice of Disagreement to Buyer within the 15-day period referenced in Section 2.3.3, Sellers shall be deemed to have accepted the conclusions set forth in the Earnings Report.

            2.3.5 In the event Sellers provide a timely Earnings Notice of Disagreement to Buyer, Buyer and Sellers shall promptly commence good faith negotiations with a view to resolving any Earnings Disagreement. If Buyer and Sellers resolve amicably the Earnings Disagreement, Buyer and Sellers shall enter into a written agreement reflecting such resolution and such resolution shall be applied to the Earnings Report. If Buyer and Sellers do not resolve any Earnings Disagreement, within 30 days of the delivery by Sellers to Buyer of an Earnings Notice of Disagreement, such Earnings Disagreement shall be referred to an independent certified public accountant mutually selected by Buyer and Sellers for resolution of such Earnings Disagreement(s) in accordance with the terms of this Agreement.

            2.3.6 In the event Buyer and Sellers are unable to agree upon an independent certified public accountant within ten days following the end of the 30-day period referenced in Section 2.3.5, an independent certified public accountant shall be determined as follows: (a) Sellers shall designate an independent certified public accountant; (b) Buyer shall designate an independent certified public accountant; and (c) the respective accountants designated by Buyer and Sellers shall select an independent certified public accountant to serve as the Independent Accountant within ten days following the date on which the last of them is designated; provided, however, if the respective accountants designated by Buyer and Sellers are unable to agree timely upon the selection of the Independent Accountant, the Independent Accountant shall be selected by the American Arbitration Association from among its panel of certified public accountants who are independent of Buyer and Sellers and members of a national or regional accounting firm which is also independent of Buyer and Sellers.

            2.3.7 Buyer and Sellers shall (a) use their respective commercially reasonable efforts to cause the Independent Accountant to render a timely determination within the period described in Section 2.3.8, (b) cooperate with the Independent Accountant, (c) provide the Independent Accountant with access to such books, records, personnel and other information as the Independent Accountant may deem necessary to render a decision, and (d) equally share (50% to Buyer and 50% to Sellers) all fees and expenses of the Independent Accountant.

            2.3.8 The determination of Earnings by the Independent Accountant shall be prepared in accordance with GAAP as finally decided by the Independent Accountant, and the determination of the amount of Earnings during the Earnings Period by the Independent Accountant shall be (a) rendered in writing and delivered to Buyer and Sellers within 30 days after referral of the Earnings Disagreement to the Independent Accountant or as soon thereafter as reasonably practicable as determined by the Independent Accountant, (b) consistent with the definition of "Earnings," (c) final and binding upon the Parties, and (d) enforceable in any court of competent jurisdiction in the United States.

            2.3.9 The adjustments to the Earnings Report as resolved amicably by Buyer and Sellers pursuant to Section 2.3.5 or as determined by the Independent Accountant shall govern Buyer's liability to pay the Earnings Payment and the Parties agree that the procedures set forth in this Section 2.3 shall be the sole and exclusive remedy with respect to the determination of Earnings during the Earnings Period.

            2.3.10 If the Earnings during the Earnings Period as finally determined by agreement of the Parties or by the Independent Accountant are (a) $22,000,000 or more, Buyer shall pay to Sellers (using the Standard Allocation) the amount of $5,000,000 in accordance with Section 2.3.11 by wiring such amount in immediately available Federal funds to the respective bank accounts designated by Sellers, and (b) less than $22,000,000, Buyer shall not be obligated to make any contingency payment to Sellers under this Section 2.3.

            2.3.11 Any payment due under Section 2.3.10 shall be due and payable within five Business Days following a final determination of Earnings.

      2.4 IBNR ADJUSTMENT.

            2.4.1 On December 15, 2008, the Company shall prepare and deliver to Sellers a written report (the "IBNR Report") comparing (a) IBNR on the balance sheet produced in conjunction with the Final RBC Calculation, and (b) Medical Payments (for Medical Claims incurred prior to the Effective Time) commencing on the day following the Closing Date and ending on the IBNR Calculation Date.

            2.4.2 The IBNR Report shall (a) be based upon the operating and financial information reported by the Company on its books and records as of the IBNR Calculation Date,

(b) attach supporting documentation for the conclusions in the IBNR Report, (c) not consider any regulatory penalties incurred by the Company following the Closing Date, and (d) not consider any remaining IBNR in making the calculations reflected in the IBNR Report.

            2.4.3 Within 30 days following receipt of the IBNR Report, Sellers may request, and the Company shall be obligated to produce and deliver to Sellers within ten Business Days of such request, any and all financial information, working papers, books, records and other materials deemed necessary by Sellers to (a) identify the differences between (i) IBNR on the balance sheet produced in conjunction with the Final RBC Calculation, and (ii) Medical Payments (for Medical Claims incurred prior to the Effective Time) commencing on the day following the Closing Date and ending on the IBNR Calculation Date, and
(b) document compliance with Section 6.7. Notwithstanding any other provision of this Agreement to the contrary, a dispute arising under this Section 2.4.3 shall be arbitrated pursuant to Section 10.13.

            2.4.4 Within 30 days after receipt of the documents requested pursuant to Section 2.4.3 or such documents as are ultimately ordered to be produced pursuant to Section 10.13, Sellers may dispute all or any portion of the IBNR Report by giving written notice (an "IBNR Notice of Disagreement") to Buyer setting forth in reasonable detail the basis for any such dispute (an "IBNR Disagreement").

            2.4.5 In the event Sellers do not provide an IBNR Notice of Disagreement to Buyer within the 30-day period referenced in Section 2.4.4, Sellers shall be deemed to have accepted the IBNR Report in the form delivered to Sellers by the Company in which event the Proposed IBNR Adjustment shall be deemed to be the Final IBNR Adjustment.

            2.4.6 In the event Sellers provide a timely IBNR Notice of Disagreement to Buyer, Buyer and Sellers shall promptly commence good faith negotiations with a view to resolving any IBNR Disagreement. If Buyer and Sellers resolve amicably the IBNR Disagreement, Buyer and Sellers shall enter into a written agreement reflecting such resolution and such resolution shall be applied to the IBNR Report, in which event the IBNR Report as finally resolved by Buyer and Sellers shall be deemed to be the Final IBNR Adjustment. If Buyer and Sellers do not resolve any IBNR Disagreement, as evidenced by a written agreement between them, within 30 days of the delivery by Sellers to Buyer of an IBNR Notice of Disagreement, such IBNR Disagreement(s) shall be referred to an independent certified public accountant mutually selected by Buyer and Sellers for resolution of such IBNR Disagreement(s) in accordance with the terms of this Agreement.

            2.4.7 In the event Buyer and Sellers are unable to agree upon an independent certified public accountant within ten days following the end of the 30-day period referenced in Section 2.4.6, an independent certified public accountant shall be determined as follows: (a) Sellers shall designate an independent certified public accountant; (b) Buyer shall designate an independent certified public accountant; and (c) the respective accountants designated by Buyer and Sellers shall select an independent certified public accountant to serve as the Independent Accountant within ten days following the date on which the last of them is designated; provided, however, if the respective accountants designated by Buyer and Sellers are unable to agree timely upon the selection of the Independent Accountant, the Independent Accountant shall be selected by the American Arbitration Association from among its panel of certified public accountants who are independent of Buyer and Sellers and members of a national or regional accounting firm which is also independent of Buyer and Sellers.

            2.4.8 Buyer and Sellers shall (a) use their respective commercially reasonable efforts to cause the Independent Accountant to render a timely determination within the period referenced in Section 2.4.9, (b) cooperate with the Independent Accountant, (c) provide the Independent Accountant with access to such books, records, personnel and other information as the Independent Accountant may deem necessary to render a determination, and (d) equally share (50% to Buyer and 50% to Sellers) all fees and expenses of the Independent Accountant.

            2.4.9 The determination of the Final IBNR Adjustment by the Independent Accountant shall be (a) rendered in writing and delivered to Buyer and Sellers within 30 days after referral of the IBNR Disagreement to the Independent Accountant or as soon thereafter as reasonably practicable, (b) consistent with the definition of "Final IBNR Adjustment," (c) final and binding upon the Parties, and (d) enforceable in any court of competent jurisdiction in the United States.

            2.4.10 The procedures set forth in this Section 2.4 shall be the sole and exclusive remedy with respect to the determination of the Final IBNR Adjustment.

            2.4.11 If there is no Final IBNR Adjustment, neither Buyer nor Sellers shall receive any adjustment to the Base Purchase Price related to IBNR.

            2.4.12 If, pursuant to the Final IBNR Adjustment, the IBNR on the Final RBC Calculation exceeds the Medical Payments (for Medical Claims incurred prior to the Effective Time) commencing on the day following the Closing Date and ending on the last date upon which such Medical Payments are calculated pursuant to this Section 2.4, Buyer shall pay to Sellers (using the Standard Allocation) 64.00% of the amount of such difference in accordance with Section
2.4.14 by wiring such amount in immediately available Federal funds to the respective bank accounts designated by Sellers.

            2.4.13 If, pursuant to the Final IBNR Adjustment, the IBNR on the Final RBC Calculation is less than the Medical Payments (for Medical Claims incurred prior to the Effective Time) commencing on the day following the Closing Date and ending on the last date upon which such Medical Payments are calculated pursuant to this Section 2.4, Sellers (using the Standard Allocation) shall pay to the Company an amount equal to 64.00% of the amount of such difference in accordance with Section 2.4.14 by wiring such amount in immediately available Federal funds to the respective bank account designated by the Company.

            2.4.14 Any payment due under Section 2.4.12 or Section 2.4.13 shall be due and payable within five Business Days following determination of the Final IBNR Adjustment.

      2.5 PROXY FOR ADJUSTMENT DISPUTES. To facilitate the administration of the procedures set forth in Sections 2.2 through and including Section 2.5, Linder, Cristea and Oswald hereby grant an irrevocable proxy to CH to represent their respective interests for all purposes in exercising their respective rights as Sellers under such procedures; provided, however, Linder, Cristea and Oswald shall be kept apprised of all proceedings under such Sections and shall be entitled to receive copies of all pertinent reports upon request.

                                  ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

      3.1 GENERAL STATEMENT. Subject to Section 3.7, all representations and warranties set forth in this Article III and in any Financial Statement, any Exhibit, the Disclosure Schedule, any certificate or any other document attached hereto or delivered by a Party in connection herewith shall survive the consummation of the transactions contemplated by this Agreement. No specific representation or warranty shall limit the generality or applicability of a more general representation or warranty. The representations and warranties of Sellers in Section 3.4 shall be subject to the exceptions noted in this Agreement, including those identified in the Disclosure Schedule.

      3.2 REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer hereby represents to Sellers that the following facts and circumstances are true and correct and Buyer acknowledges that such facts and circumstances constitute a material inducement for the execution of this Agreement by Sellers:

            3.2.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

            3.2.2 Authority and Enforceability. Buyer has full power and authority, including full corporate power and authority, to execute, deliver and perform its respective obligations under this Agreement. The execution, delivery and performance of this Agreement and all other agreements contemplated by this Agreement have been duly authorized by Buyer. Assuming the due authorization, execution and delivery by each other Party, this Agreement constitutes a valid and legally binding obligation of Buyer, enforceable in accordance with its respective terms and conditions.

            3.2.3 Consents. Buyer is not required to give any notice to, make any filing with or obtain any authorization, consent or approval of any Governmental Entity in order to consummate the transactions contemplated by this Agreement other than as may be required of Buyer (a) under the HSR Act, and (b) to obtain any required approval or consent from, or make any disclosure to, DOI or the State Agency.

            3.2.4 Non-Contravention. Neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (a) violate any constitution, statute, regulation, rule, License, injunction, judgment, order, decree, ruling, charge or other restriction of any Governmental Entity to which Buyer is subject or any provision of its articles of incorporation, bylaws or other governing documents, or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate (whether after the giving of notice or lapse of time or both), terminate, modify or cancel, or require any notice under any Contract, lease or License to which

Buyer is a party, by which it is bound or to which any of its assets is subject other than those breaches, defaults, violations or conflicts which have not had, and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Buyer.

            3.2.5 Sufficient Expertise. Buyer has sufficient expertise, including in business and financial matters, to (a) evaluate the risks related to Buyer's decision to assume its obligations under this Agreement and the transactions contemplated hereby, and (b) make an informed investment decision with respect to such acquisition.

            3.2.6 Investment. Buyer is acquiring the Units pursuant to this Agreement for Buyer's own account for investment only and not with a view to, or for sale in connection with, any distribution of any Unit in violation of the Securities Act. Buyer has no present intention of distributing or selling any acquired Unit, and Buyer has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition of any acquired Unit. Buyer is an "accredited investor" within the meaning of Rule 501(a) under the Securities Act. Buyer understands that (a) the Units have not been registered under the Securities Act and are "restricted securities" within the meaning of Rule 144 under the Securities Act, and (b) the Units cannot be sold, transferred or otherwise disposed of unless they are subsequently registered under the Securities Act or an exemption from registration is then available.

            3.2.7 Forward-Looking Information. With respect to any forward-looking information about the Company received by Buyer in conjunction with the transactions contemplated by this Agreement, Buyer has received no assurances or guarantees that the Company actually will or will not achieve the plans, intentions, objectives or expectations disclosed in any such forward-looking information since the Company's actual results could differ materially from the plans, intentions, objectives and expectations disclosed in such forward-looking information.

            3.2.8 Pending Proceedings.

                  (A) No actions, suits, arbitrations, mediations or other legal proceedings by any Third Party, and no administrative proceedings or governmental investigations, in each instance, are pending or, to the Knowledge of Buyer is threatened, against or affecting Buyer which reasonably could be expected to impact Buyer's ability to consummate the transactions contemplated by this Agreement.

                  (B) No bankruptcy or insolvency proceeding of any character, including receivership, reorganization, dissolution or arrangement with creditors, voluntary or involuntary, has been filed or initiated with respect to Buyer.

            3.2.9 Brokers. Neither Buyer nor any Person acting on Buyer's behalf has retained or dealt with any Person who is entitled, directly or indirectly, to a broker's commission, finder's fee, investment banker's fee or similar payment from Sellers or the Company with respect to the negotiations leading up to the execution of this Agreement or the consummation of the transactions contemplated hereby.

            3.2.10 Due Diligence. With respect to its evaluation of the merits and risks of its decision to assume its obligations under this Agreement and the transactions contemplated hereby, Buyer has (a) had an adequate opportunity to conduct due diligence and to obtain such information about the Company as Buyer deems necessary, (b) conducted due diligence to the extent deemed necessary by Buyer, and (c) received adequate information about the Company.

            3.2.11 Full Disclosure. To the Knowledge of Buyer, no representation or warranty by Buyer in this Agreement and no statement contained in any document, certificate or other writing furnished or to be furnished by Buyer to Sellers pursuant to this Agreement contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, to make the statements herein or therein not misleading.

            3.2.12 Update of Information. Each of the representations made by Buyer in this Section 3.2 shall be deemed made and given on the Agreement Date and continuously thereafter until the Closing. During the period from the Agreement Date until the Closing, Buyer promptly shall give Sellers written notice at such times as Buyer determines that any representation made in this
Section 3.2 would cease to be correct if such representation were made on such date, contains any untrue statement of a material fact or omits to state a material fact necessary to make such representation not misleading. To be effective, each such notice shall (a) identify, by section reference, the representation as to which the notice relates, and (b) correctly restate the representation.

      3.3 REPRESENTATIONS AND WARRANTIES OF CH. CH hereby represents to Buyer that the following facts and circumstances are true and correct and CH acknowledges that such facts and circumstances constitute a material inducement for the execution of this Agreement by Buyer:

            3.3.1 Organization and Good Standing. CH is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Missouri.

            3.3.2 Authority and Enforceability. CH has full power and authority, including full corporate power and authority, to execute, deliver and perform its respective obligations under this Agreement. The execution, delivery and performance of this Agreement and all other agreements contemplated by this Agreement have been duly authorized by CH. Assuming the due authorization, execution and delivery by each other Party, this Agreement constitutes a valid and legally binding obligation of CH, enforceable in accordance with its respective terms and conditions.

            3.3.3 Consents. CH is not required to give any notice to, make any filing with or obtain any authorization, consent or approval of any Governmental Entity in order to consummate the transactions contemplated by this Agreement other than as may be required of CH (a) under the HSR Act, and (b) to obtain any required approval or consent from, or make any disclosure to, DOI or the State Agency.

            3.3.4 Non-Contravention. Neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (a) violate any constitution, statute, regulation, rule, License, injunction, judgment, order, decree, ruling, charge or other restriction of any Governmental Entity to which CH is subject or any provision of its articles of organization, operating agreement or other governing documents, or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate (whether after the giving of notice or lapse of time or both), terminate, modify or cancel, or require any notice under any Contract, lease or License to which CH is a party, by which it is bound or to which any of its assets is subject other than those breaches, defaults, violations or conflicts which have not had, and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on CH.

            3.3.5 Brokers. Neither CH nor any Person acting on CH's behalf has retained or dealt with any Person who is entitled, directly or indirectly, to a broker's commission, finder's fee, investment banker's fee or similar payment from Buyer or the Company with respect to the negotiations leading up to the execution of this Agreement or the consummation of the transactions contemplated hereby.

            3.3.6 Title to Class A Units. CH has good and marketable title to
80.1 Class A Units and such Class A Units are free and clear of all Liens other than certain agreements which will be terminated on or before the Closing Date. CH is not a party to (a) any voting trust, proxy or other agreement or understanding with respect to the voting of any of its membership interests in the Company.

            3.3.7 Pending Proceedings.

                  (A) No actions, suits, arbitrations, mediations or other legal proceedings by any Third Party, and no administrative proceedings or governmental investigations, in each instance, are pending or, to the Knowledge of CH is threatened, against or affecting CH which reasonably could be expected to impact CH's ability to consummate the transactions contemplated by this Agreement.

                  (B) No bankruptcy or insolvency proceeding of any character, including receivership, reorganization, dissolution or arrangement with creditors, voluntary or involuntary, has been filed or initiated with respect to CH.

            3.3.8 Full Disclosure. To the Knowledge of CH, no representation or warranty by CH in this Agreement and no statement contained in any document, certificate or other writing furnished or to be furnished by CH to Buyer pursuant to this Agreement contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, to make the statements herein or therein not misleading.

            3.3.9 Update of Information. Each of the representations made by CH in this Section 3.3 shall be deemed made and given on the Agreement Date and continuously thereafter until the Closing. During the period from the Agreement Date until the Closing, CH promptly shall give Buyer written notice at such times as CH determines that any representation made in this Section 3.3 would cease to be correct if such representation were made on such date, contains any untrue statement of a material fact or omits to state a material fact necessary to make such representation not misleading. To be effective, each such notice shall (a) identify, by section reference, the representation as to which the notice relates, (b) correctly restate the representation, and (c) if applicable, be accompanied by an amendment to any Section of the Disclosure Schedule which identifies the exception(s) to the representation.

      3.4 REPRESENTATIONS AND WARRANTIES OF SELLERS REGARDING THE COMPANY. Each Seller hereby represents to Buyer that the following facts and circumstances regarding the Company are true and correct and acknowledge that such facts and circumstances constitute a material inducement for the execution of this Agreement by Buyer:

            3.4.1 Organization and Good Standing. The Company is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Missouri. The Company has full corporate power and authority and all Licenses, permits and authorizations necessary to carry on the Business as now presently conducted and to own, lease and operate the properties and assets the Company now owns or leases. The Company is qualified to conduct business in all states and other jurisdictions where the nature of the business transacted by the Company makes such qualification necessary.

            3.4.2 Authority and Enforceability. The Company has full power and authority, including full corporate power and authority, to execute, deliver and perform its respective obligations under this Agreement. The execution, delivery and performance of this Agreement and all other agreements contemplated by this Agreement have been duly authorized by The Company. Assuming the due authorization, execution and delivery by each other Party, this Agreement constitutes a valid and legally binding obligation of The Company, enforceable in accordance with its respective terms and conditions.

            3.4.3 Consents. The Company is not required to give any notice to, make any filing with or obtain any authorization, consent or approval of any Governmental Entity in order to consummate the transactions contemplated by this Agreement other than (a) as may be required under the HSR Act, and (b) to obtain any required approval or consent from, or make any disclosure to, DOI or the State Agency.

            3.4.4 Non-Contravention. Except as set forth in Section 3.4.4 of the Disclosure Schedule, neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (a) violate any constitution, statute, regulation, rule, License, injunction, judgment, order, decree, ruling, charge or other restriction of any Governmental Entity to which the Company is subject or any provision of its articles of organization, operating agreement or other governing documents, (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate (whether after the giving of notice or lapse of time or both), terminate, modify or cancel, or require any notice under any Contract, Lease or License to which the Company is a party, by which it is bound or to which any of its assets is subject other than those breaches, defaults, violations or conflicts which have not had, and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Company, or (c) create any Lien upon the Company's assets.

            3.4.5 Brokers. Neither the Company nor any Person acting on the Company's behalf has retained or dealt with any Person who is entitled, directly or indirectly, to a broker's commission, finder's fee, investment banker's fee or similar payment from Buyer or the Company with respect to the negotiations leading up to the execution of this Agreement or the consummation of the transactions contemplated hereby.

            3.4.6 Pending Proceedings.

                  (A) No actions, suits, arbitrations, mediations or other legal proceedings by any Third Party, and no administrative proceedings or governmental investigations, in each instance, are pending or, to the Knowledge of CH, to the Knowledge of Any of the Executives or to the Knowledge of SMHS is threatened, against or affecting the Company which reasonably could be expected to impact the Company's ability to consummate the transactions contemplated by this Agreement.

                  (B) No bankruptcy or insolvency proceeding of any character, including receivership, reorganization, dissolution or arrangement with creditors, voluntary or involuntary, has been filed or initiated with respect to the Company.

            3.4.7 Officers and Board Members. The name of each officer and member of the Board of the Company on the Agreement Date and his or her position with the Company are set forth in Section 3.4.7 of the Disclosure Schedule.

            3.4.8 Company Documents. True and complete copies of the Company Articles and the Operating Agreement, and all amendments thereto, each as in effect on the Agreement Date, and organizational minute books and records of the Company, (a) have been made available for inspection by Buyer, (b) shall be maintained at an office of the Company prior to the Closing, and (c) shall be located at such location and remain thereat as of the Closing.

            3.4.9 Ownership of the Company and Related Matters.

                  (A) The books, records and Operating Agreement of the Company correctly reflect that (i) CH owns 80.1 Class A Units, and (ii) 80.1 Class A Units represent (A) 100% of the Class A Units issued by the Company, and (B) 40.050% of the economic interests of the Company.

                  (B) The books, records and Operating Agreement of the Company correctly reflect that (i) the Executives collectively own 19.9 Class B Units, and (ii) 19.9 Class B Units represent (A) 100% of the Class B Units issued by the Company, and (B) 9.950% of the economic interests of the Company.

                  (C) The books, records and Operating Agreement of the Company correctly reflect that (i) Linder owns 8.358 Class B Units, and (ii) 8.358 Class B Units represent
                        (A) 42% of the Class B Units issued by the Company, and
                        (B) 4.179% of the economic interests of the Company.

                  (D) The books, records and Operating Agreement of the Company correctly reflect that (i) Cristea owns 7.562 Class B Units, and (ii) 7.562 Class B Units represent
                        (A) 38% of the Class B Units issued by the Company, and
                        (B) 3.781% of the economic interests of the Company.

                  (E) The books, records and Operating Agreement of the Company correctly reflect that (i) Oswald owns 3.98 Class B Units, and (ii) 3.98 Class B Units represent (A) 20% of the Class B Units issued by the Company, and (B) 1.990% of the economic interests of the Company.

                  (F) The books, records and Operating Agreement of the Company correctly reflect that (i) SMHS owns 100 Class C Units, and (ii) 100 Class C Units represent (A) 100% of the Class C Units issued by the Company, and (B) 50.000% of the economic interests of the Company.

                  (G) Each of the Class A Units, Class B Units and Class C Units has been duly authorized, is validly issued, fully paid and non-assessable.

                  (H) There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other Contracts or commitments which could require the Company to issue, sell or otherwise cause to become outstanding any of the Company's membership interests or any other ownership or equity interest of the Company. Except as set forth in the Executive Employment Agreements, the Company is not subject to any obligations (contingent or otherwise) to purchase or otherwise acquire or retire any of the Units from CH, SMHS or any

\
                        Executive. The Company has neither outstanding nor authorized any stock appreciation, phantom stock, profit participation or similar right.

                  (I) The Company is not a party to any Contract or commitment which could require the Company to issue any membership interests in the Company.

            3.4.10 Title to Assets. Except as set forth in Section 3.4.10 of the Disclosure Schedule, the Company has good and marketable title to, or a valid leasehold interest in, the tangible assets used in the conduct of the Business, free and clear of all Liens other than Permitted Liens.

            3.4.11 Financial Reports.

                  (A) Complete and accurate copies of the Financial Statements are set forth at Section 3.4.11(a) of the Disclosure Schedule. The audited Financial Statements accurately reflect the books and records of the Business and present fairly in all material respects the financial condition of the Company as of their respective dates and/or for their respective designated periods.

                  (B) The unaudited Financial Statements for the period from January 1, 2007 through July 31, 2007, have been prepared in accordance with GAAP (except that (i) footnotes have been omitted, and (ii) such statements are subject to normal, recurring adjustments), accurately reflect the books and records of the Business and, subject to the foregoing, present fairly in all material respects the financial condition of the Company as of the date thereof.

                  (C) The reserves reflected in the audited Financial Statements for unpaid medical benefits, losses, claims and expenses incurred in connection with the Medicaid business of the Company were computed by the Company and reviewed by independent licensed actuaries serving the Company during the periods covered using assumptions consistent with those used in computing the corresponding reserves in the prior fiscal periods except as set forth at Section 3.4.11(c) of the Disclosure Schedule.

            3.4.12 Legal Compliance. The Company (a) is in compliance in all material respects with all Laws, including HIPAA, (b) has obtained business association agreements as required by HIPAA, (c) has provided an accounting of disclosures to Enrollees as required by HIPAA, and (d) has not received any notice from any Governmental Entity which alleges any violations of Laws by the Company.

            3.4.13 Licenses. The Company holds all licenses, including a certificate issued by the DOI to operate as a health maintenance organization in the State, which are necessary for the lawful conduct of the Business in the manner in which it is conducted as of the Agreement Date, and to own and use its assets in the manner in which its assets are used as of the Agreement Date. Each such License has been duly obtained, is valid, in good standing and in full force and effect. The Company has duly performed in all material respects all of its obligations under such Licenses.

            3.4.14 Tax Matters. Except as set forth in Section 3.4.14 of the Disclosure Schedule:

                  (A) All Tax Returns of the Company have been duly filed and all Taxes of the Company have been duly paid or an adequate reserve for such payment has been established therefore in the Financial Statements; provided, however, Tax liabilities for any specified period are subject to offset by any Tax refunds or credits related to any other period prior to the Closing.

                  (B) All Tax Returns of the Company are true, correct and complete in all material respects, and there is no position taken on any such Tax Return for which there is not substantial authority within the meaning of Section 6662 of the Code.

                  (C) The Company has timely withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any Executive, Employee, independent contractor, creditor, member or other Third Party, including amounts required to be withheld under Sections 1441 and 1442 of the Code (or similar provisions of state, local or non-U.S. Laws).

                  (D) The aggregate unpaid Taxes of the Company do not and will not exceed in any material respect the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) reflected in the Financial Statements.

                  (E) There are no Liens for Taxes (other than for current Taxes not yet required to be paid) upon any assets of the Company.

                  (F) The Company is, and has been since its formation, classified as an association taxable as a corporation for all income Tax purposes.

                  (G) The Company (i) since May 17, 2006, is not a member of an "affiliated group" within the meaning of Section 1504 of the Code, and (ii) does not have any liability for the Taxes of any Person under Treasury Regulation
                        Section 1.1502-6 (or similar provision of state, local or non-U.S. Laws) as a transferee or successor, by Contract or otherwise.

                  (H) The Company is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement or arrangement.

                  (I) The Company is not a party to or a partner in any joint venture, partnership or other arrangement or Contract that could be treated as a partnership for Federal income tax purposes.

                  (J) Since January 1, 2001, no claim has ever been made by a taxing authority in a jurisdiction in which the Company does not file Tax Returns that the Company is or may be subject to taxation by such jurisdiction.

                  (K) No Federal, state, local or non-U.S. Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company as to which the Company has received written notification.

                  (L) The Company has not received from any Federal, state, local or non-U.S. Tax authority (including jurisdictions in which the Company has not filed a Tax Return) any (i) written notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Tax authority against the Company.

                  (M) The Company has not waived any statutes of limitation in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                  (N) True, correct and complete copies of (i) all income Tax Returns, and (ii) all Tax examination reports and statements of deficiencies assessed against the Company or agreed upon by the Company, in each instance, covering the three years preceding the Agreement Date, have been made available to Buyer.

                  (O) The Company is not a party to any agreement, Contract, arrangement or plan that has resulted, or would result, in a payment that would not be fully deductible as a result of Section 162(m) or Section 280G of the Code or any similar provision of non-U.S., state or local Laws.

                  (P) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897 of the Code.

                  (Q) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) executed on or prior to the Closing Date, or (ii) change in method of accounting for a Tax period ending on or prior to the Closing Date.

            3.4.15 Real Property.

                  (A)   The Company does not own any real property.

                  (B) Section 3.4.15(b) of the Disclosure Schedule lists all Leased Real Property. Company has delivered to Buyer a true and complete copy of each such Lease as of the Agreement Date. Each such Lease (a) is in full force and effect, (b) constitutes the valid and legally binding obligation of the Company, and (c) does not require the consent of the landlord/lessor as a result of the Closing. The Company is not in breach or default under any such Lease and, to the Knowledge of CH, to the Knowledge of Any of the Executives or to the Knowledge of SMHS, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default.

                  (C) No condemnation proceedings are pending, or to the Knowledge of CH, to the Knowledge of Any of the Executives or to the Knowledge of SMHS, threatened, with respect to any real property which is the subject of a Lease.

            3.4.16 Intellectual Property.

                  (A) Section 3.4.16(a) of the Disclosure Schedule lists all Intellectual Property (except for readily available off-the-shelf software having an original purchase price of less than $25,000) used in the Business, in each case specifying whether the Intellectual Property is owned or licensed by the Company.

                  (B) Except as set forth in Section 3.4.16(b) of the Disclosure Schedule:

                        (I) The Company owns and possesses all right, title and interest in and to, free and clear of any Liens other than

                              Permitted Liens, or has a valid, enforceable and effective license to use, all of the Intellectual Property identified in Section 3.4.16(a) of the Disclosure Schedule;

                        (II) During the five-year period preceding the Agreement Date, the Company has received no Claim by any Third Party contesting the validity, grant, registrability, enforceability, use or ownership of any Intellectual Property identified in Section 3.4.16(a) of the Disclosure Schedule and, to the Knowledge of CH, to the Knowledge of Any of the Executives or to the Knowledge of SMHS, no such Claim has been threatened during such period;

                        (III) To the Knowledge of CH, to the Knowledge of Any of
                              the Executives or to the Knowledge of SMHS, no Third Party is infringing upon the Intellectual Property identified in Section 3.4.16(a) of the Disclosure Schedule;

                        (IV) To the Knowledge of CH, to the Knowledge of Any of the Executives or to the Knowledge of SMHS the use of the Intellectual Property identified in Section 3.4.16(a) of the Disclosure Schedule does not infringe upon or otherwise violate the rights of any Third Party; and

                        (V) The Company has not brought or threatened a Claim against any Person alleging infringement upon or any other violation of the Intellectual Property identified in Section 3.4.16(a) of the Disclosure Schedule or challenging any Person's ownership or use of, or the validity, enforceability or registrability of, any Intellectual Property identified in Section 3.4.16(a) of the Disclosure Schedule except for Claims that were favorably resolved.

                  (C) The Company has not licensed or sublicensed its rights in any of the Intellectual Property identified in
                        Section 3.4.16(a) of the Disclosure Schedule.

                  (D) Each copyright registration, patent and registered trademark and application therefor identified in Section 3.4.16(a) of the Disclosure Schedule is in proper form, not disclaimed and has been duly maintained, including the submission of all necessary filings in accordance with the legal and administrative requirements of the appropriate jurisdictions.

                  (E) None of the Intellectual Property requires the consent of the licensor or developer as a result of the Closing.

            3.4.17 Contracts (Other than Provider Agreements).

                  (A) Section 3.4.17(a) of the Disclosure Schedule lists the following undischarged Contracts, including all amendments thereto, to which the Company is a party and which have not expired or terminated:

                        (I) Contracts with any Governmental Entity (including the Medicaid Contracts);

                        (II)  Executive Employment Agreements;

                        (III) Other Employment Agreements;

                        (IV)  Contracts for consulting services;

                        (V) Company policies or Contracts for the payment of severance benefits or retention bonuses to any Employee other than the Executives;

                        (VI) Contracts for the purchase of equipment or other materials in which the purchase price of such equipment or other materials exceeds $25,000;

                        (VII) Contracts for the sale of any of the Company's
                              equipment or other assets;

                        (VIII) Contracts for services, other than Provider
                              Agreements, which provide for the expenditure of more than $50,000 annually (including the Contract between the Company and NovaSys Health System);

                        (IX) Leases or subleases, either as lessee or sublessee, lessor or sublessor, of personal property or intangibles, in which the Lease or sublease provides for an annual rent in excess of $25,000 and has an unexpired term as of the Closing Date in excess of one year (including the office space lease for 10123 Corporate Square Drive, St. Louis, Missouri);

                        (X) Contracts, other than Provider Agreements, restricting in any manner the Company's right to
                              (a) compete with any other Person, (b) sell to or purchase from any other Person, or (c) contract or conduct business with any other Person;

                        (XI) Service Contracts affecting any Tangible Asset in which the annual service or maintenance charge exceeds $25,000 and the unexpired term as of the Closing Date exceeds one year;

                        (XII) Contracts for the advertisement, display or
                              promotion of any products or services which cannot be canceled by the Company without payment or penalty upon notice of less than 32 days;

                        (XIII) Loan or credit agreements, pledge agreements,
                              notes, security agreements, mortgages, debentures, indentures, factoring agreements or letters of credit;

                        (XIV) Guarantees, performance, bid or completion bonds,
                              or surety or indemnification agreements;

                        (XV) Contracts involving a sharing of profits, losses, costs or liabilities by the Company and another Person; or

                        (XVI) Any other Contracts, other than Provider
                              Agreements, which provide for the receipt or expenditure of more than $100,000 or which expire, or may be renewed at the option of any Person other than the Company so as to expire, more than one year after the Agreement Date.

                  (B) All Designated Contracts are in full force and effect and constitute legal, valid and enforceable rights and obligations of the Company in accordance with their terms. The Company is, in all material respects, in compliance with the terms and requirements of each Designated Contract. To the Knowledge of CH, to the Knowledge of Any of the Executives or to the Knowledge of SMHS, (i) each other Person who or which is party to a Designated Contract is in compliance with the terms and requirements of such Contract, and (ii) no event has occurred or circumstance exists which (with or without notice or lapse of time) may contravene, conflict with or result in a violation or breach of, or give the Company or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Designated Contract. Except as set forth in Section 3.4.17(b) of the Disclosure Schedule, there are no renegotiations, attempts to renegotiate or outstanding rights to negotiate any amount to be paid or payable to or by the Company under any Designated Contract other than with respect to non-material amounts in the Ordinary Course of Business, and no Person has made a written demand for such renegotiation. The Company has not released or waived any of its rights under any Designated Contract.

                  (C) Except for Designated Contracts and Provider Agreements, there are no material Contracts relating to the Business.

                  (D) The Company has made available to Buyer (i) a correct and complete copy of each written Designated Contract, including any amendments thereto, and (ii) a written description of any oral Designated Contract. Correct and complete copies of each written Contract relating to the Business are maintained at an office of the Company located on the Leased Real Property.

                  (E) No Designated Contract requires the consent of the other contracting party as a result of the Closing.

            3.4.18 Litigation.

                  (A) The Company is not (i) subject to any outstanding injunction, judgment, order, decree or ruling by a Governmental Entity, or (ii) a party to or the subject of, or to the Knowledge of CH, to the Knowledge of Any of the Executives or to the Knowledge of SMHS threatened to be made a party to or the subject of, any action, suit, proceeding, hearing or investigation in or before any Governmental Entity, in which the action, suit, proceeding, hearing, or investigation has had or would reasonably be likely to have a Material Adverse Effect.

                  (B) None of the Company's officers, managers, employees or agents is a party to or the subject of, or to the Knowledge of CH, to the Knowledge of Any of the Executives or to the Knowledge of SMHS threatened to be made a party to or the subject of, any action, suit, proceeding, hearing or investigation involving, affecting or relating to the Business in or before any Governmental Entity, arbitrator or mediator.

                  (C) The Company has made available to Buyer true, correct and complete copies of all audit response letters pertaining to Company received in the past three years.

            3.4.19 Medical Claims. Set forth at Section 3.4.19 of the Disclosure Schedule are summary reports identifying, to the Knowledge of CH, to the Knowledge of Any of the Executives or to the Knowledge of SMHS, known but unpaid Medical Claims as of July 31, 2007 which (a) lack sufficient information to be adjudicated for payment or are otherwise pending for review, (b) are disputed,
(c) have been adjudicated for payment and are awaiting a payment run, or (d) have been received but time has not yet permitted consideration for adjudication for payment.

            3.4.20 Employment.

                  (A) Section 3.4.20(a) of the Disclosure Schedule sets forth a true, correct and complete list of all Employees, other than the Executives, together with each such Employee's date of hire and title or job position. The Company has made available to Buyer each such Employee's current hourly wage or annual salary, bonus, accrued vacation, paid time off and the amount of any other accrued benefits to which such Employee may be entitled or for which such Employee has made a written or oral claim to the Company.

                  (B) Except as set forth in Section 3.4.20(b) of the Disclosure Schedule, (i) no Employee other than an Executive has an employment agreement with the Company, whether written or oral, (ii) to the Knowledge of CH, to the Knowledge of Any of the Executives or to the Knowledge of SMHS, no Person employed by the Company on the Agreement Date intends to terminate his or her employment with the Company or to seek a change in his or her duties or status prior to or following the Closing, and (iii) no Employee (including any Executive) has been or shall be paid as of the Closing total salary and bonus that is not deductible as an ordinary and necessary expense to carry on a trade or business.

            3.4.21 Employee Benefits.

                  (A) Section 3.4.21(a) of the Disclosure Schedule lists each Benefit Plan, including the name of the sponsor of each Benefit Plan. Each Benefit Plan may be amended or terminated by the Company pursuant to the terms of such Benefit Plan.

                  (B) Except as identified in Section 3.4.21(b) of the Disclosure Schedule, the Company has no commitment to create any additional Benefit Plan or to modify or change any existing Benefit Plan.

                  (C) All contributions, premiums or other payments due from the Company have been made to each Benefit Plan on a timely basis in accordance with ERISA, the Code and the terms of the applicable Benefit Plan.

                  (D) Section 3.4.21(d) of the Disclosure Schedule lists each Benefit Plan intended to be qualified under Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code. Each Benefit Plan so listed and its related trust, if any, are qualified under Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code and either has been determined by the IRS to qualify thereunder pursuant to a currently valid determination letter or such Benefit Plan is a master or prototype plan document and the prototype plan sponsor has received a favorable determination letter from the IRS. No events have occurred which could adversely affect the qualified status of any such Benefit Plan or the tax-exempt status of its related trust.

                  (E) Except for routine claims for benefits, no action, suit, proceeding, hearing or investigation is pending or, to the Knowledge of CH, to the Knowledge of Any of the Executives or to the Knowledge of SMHS is threatened, with respect to any aspect of any Benefit Plan.

                  (F) Each Benefit Plan and related trust agreement, annuity contract or other funding instrument complies with and has been administered in all material respects accordance with its terms and applicable Laws. Neither the Company nor any Benefit Plan has engaged in a transaction or has taken or failed to take any action for which the Company could be subject to any material liability under Sections 409 or 502(i) of ERISA or Sections 4975, 4976 or 4980B of the Code.

                  (G) No Benefit Plan intended to be qualified under Section 401(a) of the Code is subject to the funding requirements of Section 412 of the Code.

                  (H) The Company has not terminated a Benefit Plan which is an employee pension benefit plan as defined in Section 3(2) of ERISA within the six-year period preceding the Closing Date.

            3.4.22 Environmental, Health and Safety Matters. The Business is in compliance in all material respects with all Environmental, Health and Safety Requirements. The Company has not received any written notice, demand, request for information, citation, summons, report or other information regarding any actual or alleged violation by the Company of any Environmental, Health and Safety Requirement.

            3.4.23 Certain Business Relationships. No officer or manager of the Company (a) owns any property or assets necessary for the Business, or (b) has any material ownership interest in any Person who or which (i) has business dealings with the Company, or (ii) competes with the Business.

            3.4.24 Undisclosed Liabilities. The Company has no material liabilities or obligations of any nature, whether absolute, contingent or otherwise, other than liabilities or obligations (a) accrued or reserved for on the balance sheets included in the Financial Statements, (b) set forth in the Disclosure Schedule, including in Section 3.4.17 thereof, or (c) incurred after June 30, 2007, in the Ordinary Course of Business.

            3.4.25 Labor Matters.

                  (A) The Company is not a party to, bound by or subject to any collective bargaining agreement or similar agreement with any union or labor organization and there are no labor strikes, slowdowns, work stoppages or lockouts currently involving the Employees.

                  (B) To the Knowledge of CH, to the Knowledge of the Executives or to the Knowledge of SMHS, (i) no union or labor organization claims to represent any Employees and
                        (ii) there is no activity by any labor organization to organize any Employees.

                  (C) Except as set forth in Section 3.4.25(c) of the Disclosure Schedule, (i) there are no charges with respect to or relating to any Employee pending before the Equal Employment Opportunity Commission or any other Governmental Entity responsible for the prevention of unlawful employment practices, and (ii) the Company has not received notice of the intent of any Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to any Employee.

                  (D) The Company has properly classified (i) all Persons providing services to the Company as employees or independent contractors, as applicable, and (ii) all Employees as exempt or non-exempt, as applicable, under the Fair Labor Standards Act or similar Law.

                  (E) Except as set forth in Section 3.4.25(e) of the Disclosure Schedule, other than with respect to implementation of a Forgiveness or payment of a Gross-Up Payment, no Employee has any claim against the Company on account of or for: (i) overtime pay other than overtime pay for the payroll period covering the Agreement Date, (ii) wages or salaries other than wages or salaries for the payroll period overlapping the Agreement Date, or (iii) vacations, sick leave, time off or pay in lieu of vacation, sick leave or time off other than vacation, sick leave or time off (or pay in lieu thereof) earned in the 12-month period immediately prior to the Agreement Date.

                  (F) The Company has made all required payments to the relevant unemployment compensation reserve account with the appropriate governmental departments with respect to its employees and such accounts have positive balances.

            3.4.26 Related Party Transactions.

                  (A) The Company does not own any interest in, whether debt or equity, and, to the Knowledge of CH, to the Knowledge of Any of the Executives or to the Knowledge of SMHS the Company has not owned, either directly or indirectly, any interest in, whether debt or equity, any corporation, partnership, joint venture, business trust or other entity.

                  (B) Except for the Executive Employment Agreements, Provider Agreements or as set forth in Section 3.4.26(b) of the Disclosure Schedule, to the Knowledge of CH, to the Knowledge of Any of the Executives or to the Knowledge of SMHS, no (i) Seller, manager, officer or Employee, or any member of the family of any such Person, or (ii) corporation, partnership, trust or other entity in which any such Person, or any member of the family of any such Person, has a substantial interest or is an officer, director, trustee or partner, is a party to any transaction with the Company, including any Contract or other arrangement providing for the furnishing of goods or services by, rental of real or personal property from or to, or otherwise requiring payments or involving other obligations to any such Person.

            3.4.27 Suppliers. Section 3.4.27 of the Disclosure Schedule sets forth the names of the non-health care related suppliers of the Business (ranked in the order of the largest suppliers of such goods and services to the Company) which supplied at least 80% of the dollar volume of non-health care related purchases of goods or services by the Company during the twelve-month period ending June 30, 2007. Except as identified in Section 3.4.27 of the Disclosure Schedule, the Company has not received any written notice that any such supplier will not sell supplies, merchandise or other goods to the Company at any time after the Closing Date on terms and conditions substantially similar to those currently in effect, subject only to general and customary price increases.

            3.4.28 Insurance.

                  (A) Section 3.4.28(a) of the Disclosure Schedule (i) sets forth a true, correct and complete list of all the policies of fire and casualty, liability, errors and omissions, workers compensation and other forms of insurance maintained by the Company other than D&O insurance, for the 36 months preceding the Agreement Date, (ii) identifies which of such policies are currently in effect, (iii) sets forth a true, correct and complete list of all pending applications for such policies of insurance, (iv) describes any self-insurance arrangement by or affecting the Company, including any reserves established thereunder, and (v) describes any other Contract or arrangement for the transfer or sharing of any risk by the Company.

                  (B) All premiums due and payable with respect to the insurance policies set forth in Section 3.4.28(a) of the Disclosure Schedule have been paid, the Company has otherwise performed all of its obligations thereunder, and no notice of cancellation or termination has been received by the Company with respect to any such insurance policies currently in effect.

                  (C) The policies set forth in Section 3.4.28(a) of the Disclosure Schedule which are identified as being currently in effect are valid, outstanding and enforceable.

                  (D) The Company has maintained, at all times during the 36 months preceding the Agreement Date, insurance coverage for general liability and workers' compensation.

                  (E) All policies of insurance listed on Section 3.4.28(a) of the Disclosure Schedule (i) are (or were during the period of coverage) issued by an insurer that is financially sound and reputable, (ii) when taken together with the other then outstanding policies, provide reasonably adequate insurance coverage for the assets and the operations of the Company in such amounts and subject to such terms as are commercially reasonable for a Person carrying on the same business or businesses as the Company, (iii) are sufficient for compliance with all legal requirements and Contracts to which the Company is a party or by which the Company is bound,
                        (iv) do not provide for any retrospective premium adjustment on the part of the Company, and (v) provide coverage on an occurrence basis.

                  (F) Other than in connection with renewal in the Ordinary Course of Business, during the 36 months preceding the Agreement Date, the Company has not received (i) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (ii) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

                  (G) The Company has given notice of all Claims that may be insured to the insurer under each policy of insurance to which the Company is a party or under which the Company or any officer, manager or Employee is covered.

            3.4.29 D&O Insurance. Section 3.4.29 of the Disclosure Schedule sets forth (a) a true, correct and complete list of all the policies of officers' and directors' liability insurance covering those individuals who are officers and directors (managers) of the Company as of the Agreement Date for their acts and omissions in their capacity as officers and directors

(managers) of the Company, (b) the annual aggregate premiums therefor, and (c) describes all Claims asserted under any such policies during the 36 months preceding the Agreement Date.

            3.4.30 Conduct of Business. Except as set forth in Section 3.4.30 of the Disclosure Schedule, since June 30, 2007, (a) the Company has conducted the Business only in the Ordinary Course of Business, (b) there has not been any Material Adverse Effect, (c) there has been no non-renewal or material amendment of the Medicaid Contracts, (d) there has been no physical damage, destruction or other casualty loss (whether or not covered by insurance) affecting any Tangible Assets or Leased Real Property in an amount exceeding $100,000, individually or in the aggregate, and (e) the Company has not taken or permitted to be taken any action which, if proposed to be taken on or after the Agreement Date, would require the consent of Buyer pursuant to Section 4.1.

            3.4.31 Statutory Surplus. As of the Closing Date, the Company will be in full compliance with all Laws applicable to the adequacy and maintenance of its statutory surplus.

            3.4.32 Bank Accounts. Section 3.4.32 of the Disclosure Schedule lists (a) the name of each bank, safe deposit company or other financial institution in which the Company has an account, lock box or safe deposit box,
(b) the names of all Persons authorized to draw thereon or to have access thereto, and (c) all instruments or agreements to which the Company is a party as an endorser, surety or guarantor other than checks endorsed for collection or deposit in the Ordinary Course of Business.

            3.4.33 Providers and Provider Agreements.

                  (A) Section 3.4.33(a) of the Disclosure Schedule lists all Provider Agreements which have not expired or terminated.

                  (B) To the Knowledge of CH, to the Knowledge of the Executives and to the Knowledge of SMHS, the Company has compensated and currently compensates each Provider for covered services provided to Enrollees in accordance with the rates and fees set forth in the applicable Provider Agreement and the Company's standard payment policies and procedures.

                  (C) Except as set forth in Section 3.4.33(c) of the Disclosure Schedule, there are no renegotiations, attempts to renegotiate or outstanding rights to negotiate any amount to be paid or payable to or by the Company under any Provider Agreement other than with respect to non-material amounts in the Ordinary Course of Business.

                  (D) No Provider Agreement requires the consent of any Provider as the result of the Closing.

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

            3.4.34 Payments under Medicaid Contracts. The Company is not a party to or the subject of any action, suit, proceeding, hearing or investigation in or before the State Agency related to the recovery of payments received by the Company from the State Agency under the Medicaid Contracts. To the Knowledge of CH, to the Knowledge of Any of the Executives or to the Knowledge of SMHS, the Company has not been threatened to be made a party to or the subject of any such action, suit, proceeding, hearing or investigation.

            3.4.35 Membership. Company has delivered to Buyer a complete and accurate copy of the Monthly Remittance Advice for July 2007. A summary report of such Monthly Remittance Advice is set forth in Section 3.4.35 of the Disclosure Schedule.

            3.4.36 Commercial Bribery. The Company, the Executives and, to the Knowledge of CH, to the Knowledge of Any of the Executives or to the Knowledge of SMHS the Employees, former employees of the Company and officers, managers or Representatives of the Company, have not paid or made, directly or indirectly, with respect to the Business, (a) any bribes or kickbacks, (b) illegal political contributions, (c) payments from Company funds not recorded on the books and records of the Company, (d) payments from Company funds to governmental officials in their individual capacities for the purpose of affecting their action or the action of the Governmental Entity they represent to obtain favorable treatment in securing business or Licenses or to obtain special concessions, or (e) illegal payments from Company funds to obtain or retain business.

            3.4.37 Full Disclosure. To the Knowledge of CH, to the Knowledge of Any of the Executives or to the Knowledge of SMHS, no representation or warranty made by any Seller regarding the Company in this Agreement and no statement contained in any document (including the Financial Statements, Exhibits and Disclosure Schedule), certificate or other writing furnished or to be furnished by the Company to Buyer pursuant to this Agreement contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, to make the statements herein or therein not misleading.

            3.4.38 Update of Information. Subject to Section 3.7, each of the representations made by Sellers in this Section 3.4 shall be deemed made and given on the Agreement Date and continuously thereafter until the Closing. During the period from the Agreement Date until the Closing, Sellers promptly shall give Buyer written notice at such times as Sellers determine that any representation made in this Section 3.4 would cease to be correct if such representation were made on such date, contains any untrue statement of a material fact or omits to state a material fact necessary to make such representation not misleading. To be effective, each such notice shall (a) identify, by section reference, the representation as to which the notice relates, (b) correctly restate the representation, and (c) if applicable, be accompanied by an amendment to any Section of the Disclosure Schedule which identifies the exceptions to the representation.

      3.5 REPRESENTATIONS AND WARRANTIES OF THE EXECUTIVES. Each Executive hereby represents to Buyer that the following facts and circumstances are true and correct and acknowledges that such facts and circumstances constitute a material inducement for the execution of this Agreement by Buyer:

            3.5.1 Authority and Enforceability. Such Executive has full capacity to execute, deliver and perform his respective obligations under this Agreement. Assuming the due authorization, execution and delivery by each other Party, this Agreement constitutes a valid and legally binding obligation upon such Executive, enforceable in accordance with its respective terms and conditions.

            3.5.2 Non-Contravention. Neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (a) violate any constitution, statute, regulation, rule, License, injunction, judgment, order, decree, ruling, charge or other restriction of any Governmental Entity to which such Executive is subject, or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate (whether after the giving of notice or lapse of time or both), terminate, modify or cancel, or require any notice under any Contract, lease or License to which such Executive is a party, by which it is bound or to which any of its assets is subject other than those breaches, defaults, violations or conflicts which have not had, and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on such Executive.

            3.5.3 Brokers. Neither such Executive nor any Person acting on such Executive's behalf has retained or dealt with any Person who is entitled, directly or indirectly, to a broker's commission, finder's fee, investment banker's fee or similar payment from Buyer or the Company with respect to the negotiations leading up to the execution of this Agreement or the consummation of the transactions contemplated hereby.

            3.5.4 Title to Class B Units. Such Executive has good and marketable title to the number of Class B Units set forth next to his name as follows:
Linder, 8.358; Cristea, 7.562; and Oswald 3.98. Each of such Executive's Class B Units is free and clear of all Liens other than certain agreements which will be terminated on or before the Closing Date. Such Executive is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any of his membership interests in the Company.

            3.5.5 Pending Proceedings.

                  (A) No actions, suits, arbitrations, mediations or other legal proceedings by any Third Party, and no administrative proceedings or governmental investigations, in each instance, are pending or, to the actual knowledge of such Executive is threatened, against or affecting such Executive which reasonably could be expected to impact such Executive's ability to consummate the transactions contemplated by this Agreement.

                  (B) No bankruptcy or insolvency proceeding of any character, including receivership, reorganization, dissolution or arrangement with creditors, voluntary or involuntary, has been filed or initiated with respect to such Executive.

            3.5.6 Full Disclosure. To the actual knowledge of such Executive, no representation or warranty by such Executive in this Agreement and no statement contained in any document, certificate or other writing furnished or to be furnished by the Executive pursuant to this Agreement contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, to make the statements herein or therein not misleading.

            3.5.7 Update of Information. Subject to Section 3.7, each of the representations made by such Executive in this Section 3.5 shall be deemed made and given on the Agreement Date and continuously thereafter until the Closing. During the period from the Agreement Date until the Closing, such Executive promptly shall give Buyer written notice at such times as such Executive determines that any representation made in this Section 3.5 would cease to be correct if such representation were made on such date, contains any untrue statement of a material fact or omits to state a material fact necessary to make such representation not misleading. To be effective, each such notice shall (a) identify, by section reference, the representation as to which the notice relates, and (b) correctly restate the representation.

      3.6 REPRESENTATIONS AND WARRANTIES OF SMHS. SMHS hereby represents to Buyer that the following facts and circumstances are true and correct and SMHS acknowledges that such facts and circumstances constitute a material inducement for the execution of this Agreement by Buyer:

            3.6.1 Organization and Good Standing. SMHS is a nonprofit corporation, duly incorporated, validly existing and in good standing under the laws of the State of Missouri.

            3.6.2 Authority and Enforceability. SMHS has full power and authority, including full corporate power and authority, to execute, deliver and perform its respective obligations under this Agreement. The execution, delivery and performance of this Agreement and all other agreements contemplated by this Agreement have been duly authorized by SMHS. Assuming the due authorization, execution and delivery by each other Party, this Agreement constitutes a valid and legally binding obligation of SMHS, enforceable in accordance with its respective terms and conditions.

            3.6.3 Consents. SMHS is not required to give any notice to, make any filing with or obtain any authorization, consent or approval of any Governmental Entity in order to consummate the transactions contemplated by this Agreement other than as may be required of SMHS (a) under the HSR Act, and (b) to obtain any required approval or consent from, or make any disclosure to, DOI or the State Agency.

            3.6.4 Non-Contravention. Neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (a) violate any constitution, statute, regulation, rule, License, injunction, judgment, order, decree, ruling, charge or other restriction of any Governmental Entity to which SMHS is subject or any provision of its articles of incorporation, bylaws or other governing documents, or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate (whether after the giving of notice or lapse of time or both), terminate, modify or cancel, or require any notice under any Contract, lease or License to which SMHS is a party, by which it is bound or to which any of its assets is subject other than those breaches, defaults, violations or conflicts which have not had, and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on SMHS.

            3.6.5 Brokers. Neither SMHS nor any Person acting on SMHS' behalf has retained or dealt with any Person who is entitled, directly or indirectly, to a broker's commission, finder's fee, investment banker's fee or similar payment from Buyer or the Company with respect to the negotiations leading up to the execution of this Agreement or the consummation of the transactions contemplated hereby.

            3.6.6 Title to Class C Units. SMHS has good and marketable title to 100 Class C Units and such Class C Units are free and clear of all Liens other than certain agreements which will be terminated on or before the Closing Date. SMHS is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any of its membership interests in the Company.

            3.6.7 Pending Proceedings.

                  (A) No actions, suits, arbitrations, mediations or other legal proceedings by any Third Party, and no administrative proceedings or governmental investigations, in each instance, are pending or, to the Knowledge of SMHS is threatened, against or affecting SMHS which reasonably could be expected to impact SMHS' ability to consummate the transactions contemplated by this Agreement.

                  (B) No bankruptcy or insolvency proceeding of any character, including receivership, reorganization, dissolution or arrangement with creditors, voluntary or involuntary, has been filed or initiated with respect to SMHS.

            3.6.8 Full Disclosure. To the Knowledge of SMHS, no representation or warranty by SMHS in this Agreement and no statement contained in any document, certificate or other writing furnished or to be furnished by SMHS to Buyer pursuant to this Agreement contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, to make the statements herein or therein not misleading.

            3.6.9 Update of Information. Each of the representations made by SMHS in this Section 3.6 shall be deemed made and given on the Agreement Date and continuously thereafter until the Closing. During the period from the Agreement Date until the Closing, SMHS promptly shall give Buyer written notice at such times as SMHS determines that any representation made in this Section
3.6 would cease to be correct if such representation were made on such date, contains any untrue statement of a material fact or omits to state a material fact necessary to make such representation not misleading. To be effective, each such notice shall (a) identify, by section reference, the representation as to which the notice relates, (b) correctly restate the representation, and (c) if applicable, be accompanied by an amendment to any Section of the Disclosure Schedule which identifies the exception(s) to the representation.

      3.7 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Parties made in this Agreement shall survive the Closing for a period of 18 months following the Closing except that the representations and warranties set forth in (a) Section 3.4.14 shall survive the Closing until the expiration of the applicable statute of limitations (taking into account all extensions thereof), and (b) Sections 3.2.1, 3.2.2, 3.2.4, 3.2.9, 3.3.1, 3.3.2,
3.3.4, 3.3.5, 3.3.6, 3.4.1, 3.4.2, 3.4.4, 3.4.5, 3.4.9, 3.5.1, 3.5.2, 3.5.3,
3.5.4, 3.6.1, 3.6.2, 3.6.4, 3.6.5 and 3.6.6 shall survive the Closing for a period of 24 months following the Closing, except that, in the case of fraud, such representations and warranties shall survive indefinitely.

                                   ARTICLE IV
                         CONDUCT PRIOR TO EFFECTIVE TIME

      4.1 OBLIGATIONS OF THE COMPANY.

            4.1.1 Conduct of Business. During the period from the Agreement Date until the earlier of the Closing and termination of this Agreement pursuant to its terms, except as may be expressly contemplated by this Agreement (including with respect to the Forgiveness and the Gross-Up Payments), set forth in Section
4.1 of the Disclosure Schedule or consented to in writing by Buyer, the Company shall:

                  (A)   Continue the Ordinary Course of Business;

                  (B) Use commercially reasonable efforts to maintain and preserve intact the Business and maintain the ordinary and customary relationships of the Company with its Providers, Enrollees, Employees and suppliers;

                  (C) Not amend the Company Articles, the Operating Agreement or any other organizational or governing document of the Company;

                  (D) Not issue any equity or ownership interests or other securities convertible or exchangeable into equity or ownership interests in the Company or any options, warrants or other rights to purchase any such equity or ownership interests or any securities convertible into or exchangeable for such equity or other ownership interests;

                  (E) Not recognize, approve or participate in the sale, transfer, pledge, disposition or other encumbrance of any of the Units or any other securities or equity or ownership interests in the Company;

                  (F) Not declare, set aside or pay any distribution with respect to any of the Units or any other securities or equity or ownership interests in the Company;

                  (G) Not repurchase, redeem or otherwise acquire directly or indirectly any of the Units or any other securities or equity or ownership interests in the Company;

                  (H) Except as provided in the Executive Employment Agreements, not (i) make any change in the compensation or benefits payable or to become payable to any Employee other than general increases in salary or wages to Employees in the Ordinary Course of Business, or (ii) adopt any new or amend any existing Benefit Plan;

                  (I) Not change in any material respect any of the accounting methods used with respect to the Business unless required by GAAP or SAP, including the methodology used to calculate IBNR;

                  (J) Not transfer, sell, lease, license, mortgage, pledge, grant any security interest in, create any Lien, other than Permitted Liens, upon or otherwise dispose of any of the assets or properties of the Business other than in the Ordinary Course of Business;

                  (K) Not sell, transfer, pledge, modify, disclose, dispose of, abandon or permit to lapse any right under or respecting, or enter into any settlement regarding the breach or infringement of, any Intellectual Property used in the Business;

                  (L) Not (i) make any loans, advances or capital contributions to, or investments in, any Person, or (ii) incur, assume or guarantee any indebtedness for borrowed money other than in the Ordinary Course of Business;

                  (M) Not purchase or otherwise acquire any material assets on behalf of the Company or make commitments therefor involving the expenditure of more than $50,000 individually and $75,000 in the aggregate per calendar month;

                  (N) Not merge or consolidate with, purchase all or any substantial part of the assets of, or otherwise acquire, any Person;

                  (O) Other than in the Ordinary Course of Business, not (i) enter into any material Contract with respect to the Business (ii) modify in any material respect, amend in any material respect or terminate any Designated Contract.

                  (P) Not enter into any Contract with respect to the Business which imposes non-competition, non-solicitation, exclusive dealing or other similar obligations or limitations on the Company;

                  (Q) Not enter into any Contract with CH, any of CH's Affiliates, SMHS or any of SMHS' Affiliates except that, with respect to the Affiliates of SMHS, Provider Agreements which have been approved by DOI shall be permitted;

                  (R) Not (i) commence any lawsuit other than for the routine collection of accounts receivable, or (ii) settle or compromise any litigation with respect to the Business or waive, release or assign any material rights or Claims with respect to the Business;

                  (S) Not (i) settle or compromise any Tax liability, (ii) agree to any adjustment of any Tax attribute, (iii) make, change or revoke any election with respect to Taxes, (iv) surrender any right to claim, or file a Claim for, a refund of Taxes, (v) consent to any extension or waiver of the statute of limitations period applicable to any Taxes or Tax Return, (vi) amend any Tax Return, (vii) enter into any closing or other agreement with respect to Taxes, (viii) grant any power of attorney with respect to Taxes, or (ix) except insofar as may be required by a change in GAAP, SAP or applicable Law, change accounting methods, principles or practices for Tax or accounting purposes;

                  (T) Not modify in any material respect the amount or timing of (i) any payments under the Medicaid Contracts, or
                        (ii) other than in the Ordinary Course of Business, payments, discounts or other allowances from or to Providers and vendors for goods and services provided to the Company;

                  (U)   Not fail to maintain or renew any Licenses;

                  (V) Not reduce the amount of any insurance coverages identified in Sections 3.4.28 and 3.4.29 of the Disclosure Schedule or fail to renew any such insurance policies; and

                  (W) Use commercially reasonable best efforts to refrain from taking (or failing to take) any other action which will result, or reasonably could be expected to result, in the failure to satisfy any of the conditions set forth in Section 5.3.

            4.1.2 Full Access. During the period from the Agreement Date through the Closing Date, the Company shall permit Representatives of Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company, to all premises, properties, personnel, books, records, Tax Returns, Contracts and documents of or pertaining to the Company or the Business. Any information obtained by Buyer pursuant to the access accorded under this Section 4.1.2 shall be held by Buyer subject to the provisions of the Confidentiality Agreement.

      4.2 STANDSTILL. During the period from the Agreement Date until the earlier of the Closing and the termination of this Agreement pursuant to its terms:

            4.2.1 The Company shall not sell, transfer, lease, convey or otherwise dispose of all or substantially all of its assets;

            4.2.2 CH shall not sell, transfer, convey or otherwise dispose of any Class A Unit;

            4.2.3 No Executive shall sell, transfer, convey or otherwise dispose of any Class B Unit;

            4.2.4 SMHS shall not sell, transfer, convey or otherwise dispose of any Class C Unit;

            4.2.5 The Company shall cause its officers, Employees, managers and agents not to solicit, initiate or encourage the initiation of inquiries or proposals from, provide any Confidential Information to or participate in any discussions or negotiations or cooperate with any Person (other than Buyer, its Affiliates and their respective Representatives) which could involve, directly or indirectly, any sale, transfer, lease, conveyance or other disposition by (a) the Company of all or substantially all of its assets, or (b) Sellers of any Unit;

            4.2.6 CH and SMHS shall cause each of their respective officers, employees, members and agents not to solicit, initiate or encourage the initiation of inquiries or proposals from, provide any Confidential Information to or participate in any discussions or negotiations or cooperate with any Person (other than Buyer, its Affiliates and their respective Representatives) which could involve, directly or indirectly, any sale, transfer, lease, conveyance or other disposition by (a) the Company of all or substantially all of its assets, or (b) Sellers of any Unit; and

            4.2.7 No Executive shall solicit, initiate or encourage the initiation of inquiries or proposals from, provide any Confidential Information to or participate in any discussions or negotiations or cooperate with any Person (other than Buyer, its Affiliates and their respective Representatives) which could involve, directly or indirectly, any sale, transfer, lease, conveyance or other disposition by (a) the Company of all or substantially all of its assets, or (b) Sellers of any Unit.

      4.3 JOINT OBLIGATIONS.

            4.3.1 Best Efforts. During the period from the Agreement Date until the earlier of the Closing and termination of this Agreement pursuant to its terms, each Party shall use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, desirable or appropriate, including under applicable Laws, to fulfill its obligations under this Agreement and to make effective the transactions contemplated by this Agreement.

            4.3.2 Governmental Approvals/Consents.

                  (A) Promptly following the Agreement Date, Sellers and Buyer shall file with the Federal Trade Commission and the Department of Justice the notification required to be filed with respect to the transactions contemplated by this Agreement under the HSR Act. Buyer shall pay the filing fees associated with the filing of such notification under the HSR Act. Each Party shall respond promptly to any requests for additional information made by such agencies and shall cooperate with the other Parties in making such filings and in responding to such information requests.

                  (B) Promptly following the Agreement Date, Buyer shall file such documents as are necessary to obtain the approval of the DOI to the transactions contemplated by this Agreement. Each Party shall respond promptly to any requests for additional information made by the DOI and shall cooperate with Buyer in making such filings and in responding to such information requests.

                  (C) Promptly following the Agreement Date, the Company shall apprise the State Agency of the execution of this Agreement and shall file such documents as are necessary to obtain any consent from, or make any disclosures to, the State Agency regarding the transactions contemplated by this Agreement.

                  (D) With respect to the obligations of the Parties in Sections 4.3.2(a), 4.3.2(b) and 4.3.2(c), each of them respectively shall (i) promptly notify the other Parties of any written communication received from any Governmental Entity, (ii) if practicable, permit the other's respective counsel to review in advance any proposed written communication to any such Governmental Entity and incorporate the reasonable comments of such counsel,
                        (iii) not participate in any substantive meetings or discussions with any such Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated hereby in advance, (iv) to the extent permitted by such in advance, (iv) to the extent permitted by such Governmental Entity, give the other Parties the opportunity to participate in any such meetings or discussions, and (v) furnish the other Parties' respective counsel with copies of all correspondence, filings and written communications to or from any such Governmental Entity.

      4.4 OBLIGATIONS RELATING TO EXECUTIVE EMPLOYMENT AGREEMENTS.

            4.4.1 Buyer, SMHS, CH and the Company acknowledge the existence and enforceability of each Executive Employment Agreement, including the obligations of the Company therein with respect to the Forgiveness and the Gross-Up Payment.

            4.4.2 Prior to the Closing, CH shall (a) contribute the Promissory Notes to the Company as a "Capital Contribution," as defined in the Operating Agreement (without the Company making any payment therefor), and (b) assign the Pledge Agreements to the Company.

            4.4.3 CH hereby represents and warrants that, at the time of such contribution and assignment, (a) CH will be the holder of the Promissory Notes free and clear of all Liens, (b) no payments of principal under the respective Promissory Notes will have been made by any Executive, (c) all interest due and payable under the respective Promissory Notes will have been paid by each respective Executive, and (d) CH will be the "Secured Party" under the Pledge Agreements.

            4.4.4 Prior to the Closing, the Company shall (a) implement the Forgiveness, (b) make a Gross-Up Payment to each Executive, respectively, provided such Executive has supplied the Company with a calculation of the Gross-Up Payment applicable to him and such calculation is deemed acceptable to the Company, and (c) release the collateral pledged by each Executive under the respective Pledge Agreement.

            4.4.5 Each Executive hereby represents and warrants that (a) as of the Agreement Date, (i) the Promissory Note executed by him constitutes a valid and enforceable obligation of such Executive pursuant to the terms of such Promissory Note, (ii) he has made no payments of principal under such Promissory Note, (iii) all interest payments due and payable under such Promissory Note have been paid, and (iv) the Pledge Agreement executed by him constitutes a valid and enforceable obligation of such Executive pursuant to the terms of such Pledge Agreement, and (b) implementation of the Forgiveness and payment of the Gross-Up Payment shall satisfy all of the obligations of the Company under his Executive Employment Agreement with respect to the Forgiveness and the Gross-Up Payment.

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

            4.4.6 SMHS and CH, as the collective owners of all the Units other than the Class B Units, hereby ratify and confirm the Forgiveness and the Gross-Up Payment with respect to each Executive.

            4.4.7 CH hereby represents and warrants that, prior to the Forgiveness and the Gross-Up Payment with respect to each Executive, CH will have (a) notified the owners of all of the membership interests held in CH of each Forgiveness and Gross-Up Payment, and (b) obtained the consent of such owners to each Forgiveness and Gross-Up Payment.

                                    ARTICLE V
                              CONDITIONS TO CLOSING

      5.1 CONDITIONS TO BUYER'S OBLIGATIONS. Buyer's obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of each of the following conditions or the waiver thereof in writing by Buyer prior to the Closing:

            5.1.1 Receipt by Buyer of all deliverables required from the Company, CH, the Executives and SMHS in Article I;

            5.1.2 No injunction, judgment, order, decree, ruling or charge shall be in effect which prevents the Closing;

            5.1.3 The requisite waiting period, if any, under the HSR Act shall have expired or terminated;

            5.1.4 The St. John's Mercy Provider Agreement shall have been fully executed by the parties thereto.

            5.1.5 The License Agreement shall have been fully executed by the parties thereto.

            5.1.6 The DOI shall have approved the transactions contemplated by this Agreement;

            5.1.7 Any required consent from or disclosure to the State Agency shall have been received or made; and

            5.1.8 The Company shall have (a) no trade payables outstanding in excess of 30 days as of the Effective Time, (b) cash, cash equivalents, accounts receivable and other current assets net of reasonable reserves which exceed the Company's pre-Closing current liabilities, including IBNR, as of the Effective Time, and (c) Capital and Surplus equal to 300% of RBC as set forth on the Pro Forma RBC Calculation.

      5.2 CONDITIONS TO CH'S OBLIGATIONS. CH's obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of each of the following conditions or the waiver thereof in writing by CH prior to the Closing:

            5.2.1 Receipt by CH of all deliverables required from Buyer under
Section 1.9;

            5.2.2 No injunction, judgment, order, decree, ruling or charge shall be in effect which prevents the Closing;

            5.2.3 The requisite waiting period, if any, under the HSR Act shall have expired or terminated;

            5.2.4 The DOI shall have approved the transactions contemplated by this Agreement; and

            5.2.5 Any required consent from or disclosure to the State Agency shall have been received or made.

      5.3 CONDITIONS TO THE COMPANY'S OBLIGATIONS. The Company's obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of each of the following conditions or the waiver thereof in writing by the Company prior to the Closing:

            5.3.1 No injunction, judgment, order, decree, ruling or charge shall be in effect which prevents the Closing;

            5.3.2 The requisite waiting period, if any, under the HSR Act shall have expired or terminated;

            5.3.3 The DOI shall have approved the transactions contemplated by this Agreement; and

            5.3.4 Any required consent from or disclosure to the State Agency shall have been received or made.

      5.4 CONDITIONS TO EACH EXECUTIVE'S OBLIGATIONS. Each Executive's obligation to consummate the transactions to be performed by him in connection with the Closing is subject to satisfaction of each of the following conditions or the waiver thereof in writing by such Executive prior to the Closing:

            5.4.1 Receipt by such Executive of all deliverables required from Buyer under Section 1.9;

            5.4.2 No injunction, judgment, order, decree, ruling or charge shall be in effect which prevents the Closing;

            5.4.3 The requisite waiting period, if any, under the HSR Act shall have expired or terminated;

            5.4.4 The DOI shall have approved the transactions contemplated by this Agreement;

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

            5.4.5 Any required consent from or disclosure to the State Agency shall have been received or made;

            5.4.6 The Company shall have confirmed in writing the satisfaction of its obligations under such Executive's Executive Employment Agreement upon the termination of such Executive's Executive Employment Agreement by reason of a Capital Event; and

            5.4.7 Documentation reflecting that a mutually acceptable New Executive Employment Arrangement has been reached between the Company and such Executive (or an indication by the Company and an Executive that such arrangement has not been reached).

      5.5 CONDITIONS TO SMHS' OBLIGATIONS. SMHS' obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of each of the following conditions or the waiver thereof in writing by SMHS prior to the Closing:

            5.5.1 Receipt by SMHS of all deliverables required from Buyer under
Section 1.9;

            5.5.2 No injunction, judgment, order, decree, ruling or charge shall be in effect which prevents the Closing;

            5.5.3 The requisite waiting period, if any, under the HSR Act shall have expired or terminated;

            5.5.4 The DOI shall have approved the transactions contemplated by this Agreement; and

            5.5.5 Any required consent from or disclosure to the State Agency shall have been received or made.

                                   ARTICLE VI
                             POST-CLOSING COVENANTS

      6.1 EXECUTION OF DOCUMENTS. In the event any further action is necessary or desirable to carry out the purposes of this Agreement following the Closing Date, each Party shall take such further action, including the execution and delivery of such further instruments and documents, as the other Party reasonably may request, all at the sole cost and expense of the requesting Party unless the requesting Party is entitled to indemnification for such action under this Agreement.

      6.2 COVENANT NOT TO COMPETE/NON-SOLICITATION.

            6.2.1 Competitive Activities. During the Non-Compete Period, SMHS and CH shall not, and each of SMHS and CH shall cause its respective Affiliates not to, own any equity interest in, operate, manage or control any Person (other than the Company) which owns any equity interest in, operates, manages or controls any venture or enterprise which engages or proposes to engage, within the Territory, in a Competitive Business unless the Company otherwise consents in writing thereto (which consent the Company may grant or withhold in its sole discretion); provided, however, nothing contained herein shall prevent any Seller or any Affiliate of a Seller from, during the Non-Compete Period (and thereafter), (a) making any Permitted Investment, (b) providing health care services to a competitor of the Company, or (c) acquiring all or substantially all of the assets or ownership interests of a wholly unrelated entity in which a minority of such entity's total business operations includes engaging in a Competitive Business within the Territory so long as such Seller or such Affiliate divests, or causes to be divested, that portion of such acquired entity's business operations which includes engaging in a Competitive Business within 6 months of such acquisition if at least 6 months remain in the Non-Compete Period.

            6.2.2 Non-Solicitation. Subject to Section 6.2.4, during the one-year period following the Closing Date:

                  (A) No Seller shall, and each Seller shall cause its Affiliates not to, directly or indirectly, solicit for employment or engagement as an independent contractor any Employee, any Person who was an employee of the Company within the 120-day period prior to the Closing Date or any employee of Buyer or any of its Affiliates, provided, however, nothing in this Section 6.2.2(a) shall prevent a Seller or any Affiliate of a Seller from
                        (i) soliciting any Person for employment or engagement as an independent contractor by means of general solicitation, including public advertisements or general postings, or (ii) offering employment or engagement as an independent contractor to any Person who initiates the contact for employment or engagement as an independent contractor.

                  (B) Buyer shall not, and Buyer shall cause its Affiliates not to, directly or indirectly, solicit for employment or engagement as an independent contractor any employee of CH, SMHS or any of their respective Affiliates, provided, however, nothing in this Section 6.2.2(b) shall prevent Buyer or any Affiliate of Buyer from (i) soliciting any Person for employment or engagement as an independent contractor by means of general solicitation, including public advertisements or general postings, or
                        (ii) offering employment or engagement as an independent contractor to any Person who initiates the contact for employment or engagement as an independent contractor.

            6.2.3 Judicial Modification. If any court of competent jurisdiction shall at any time determine that the Non-Compete Period is too lengthy, any particular covenant in this Section 6.2 is too restrictive or the Territory is too extensive, the other provisions of this Article VI shall nevertheless remain in effect. Upon such determination(s), the Non-Compete Period shall be deemed to be the longest period permissible by Law under the circumstances, the covenants herein shall be deemed to be the most restrictive permissible by Law under the circumstances and the Territory shall be deemed to comprise the largest territory permissible by Law under the circumstances. This Agreement shall be modified to incorporate the final determination(s) made in each case the court makes such determination(s).

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

            6.2.4 Executives. Notwithstanding any of the foregoing provisions of this Section 6.2, if an Executive (a) accepts employment with the Company following the Closing, his obligations with respect to non-competition with the Company and non-solicitation of employees shall be governed by his post-Closing employment arrangements with the Company, provided that in no event shall Executive hold an equity ownership in a Competitive Business with operations in the Territory for 12 months following the Closing, or (b) does not accept employment with the Company following the Closing, he shall (i) be bound by the non-solicitation provisions set forth in Section 6.2.2, and (ii) not be bound by any non-competition provisions except that he shall be precluded from holding an equity ownership in a Competitive Business with operations in the Territory for 12 months following the Closing.

            6.2.5 Acknowledgement. Notwithstanding the provisions of Section 6.2.1, Buyer and Company acknowledge that (a) SMHS operates a large Catholic health care system comprised of Affiliated and non-affiliated hospitals, physicians and other health care providers, and (b) nothing contained in Section
6.2.1 is intended to preclude SMHS or any such hospitals, physicians and other health care providers from continuing to engage in, or commencing the engagement of, any health care-related activities other than the ownership, operation, management or control of a Competitive Business within the Territory.

      6.3 CONFIDENTIALITY. From and after the Closing, each Seller shall, and each of CH and SMHS shall cause its respective officers, managers, directors and advisors to, keep confidential any and all Confidential Information. Notwithstanding the foregoing, nothing herein shall prohibit any Seller from disclosing any Confidential Information required to respond to an order by a Governmental Entity or as otherwise required by Law. In the event such an authorized disclosure is required, the disclosing Person shall inform Buyer in writing of such request or obligation as soon as practicable after the disclosing Person is informed or becomes aware of such request or obligation. In the event Buyer obtains a protective order or other appropriate remedy with respect to the disclosure, the disclosing Person shall be bound thereby. In any event, the disclosing Person shall only make such disclosure to the extent to which he or it is obligated and shall seek to obtain appropriate assurances that such disclosure will be accorded confidential treatment.

      6.4 BOOKS AND RECORDS.

            6.4.1 Retention of Books and Records. Following the Closing Date, the Company shall retain (a) for the greater of (i) five years, and (ii) the period required by applicable Laws, all medical and financial records relating to medical services provided to Enrollees, including for examination and audit by the State Agency and other authorized Governmental Entities, (b) until the applicable Tax statutes of limitation (including periods of waiver) have expired, all books, records and other documents required to support or document information contained on Tax Returns filed prior to the Closing Date or covering the period ending on the Closing Date, and (c) until the period a Claim can be asserted under Article VII, all books, records and other documents required to support or document the assertion or defense of any such Claim.

            6.4.2 Access to Books and Records. Following the Closing Date, the Company shall provide reasonable access to Sellers and their respective Representatives to permit Sellers to obtain information relevant to Sellers regarding the Company. Such access shall be provided during normal business hours and Sellers shall be entitled to make copies of such books, records and documents at their respective expense. Sellers shall provide the Company with reasonable advance written notice of a request for access and any requested review shall be conducted in a manner which is not disruptive to the Business.

      6.5 TAX MATTERS.

            6.5.1 Allocation of Company Taxes. Subject to the provisions of this
Section 6.5, Sellers shall pay all Taxes of the Company for all taxable periods (or portions thereof) ending on or prior to the Closing Date to the extent such Taxes exceed the amount, if any, (i) of the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing discrepancies between book and Tax income) reflected in the Final RBC Calculation, or (ii) paid by the Company or Sellers on or prior to the Closing Date on account of such Taxes. Buyer will pay for all Taxes of the Company for all taxable periods (or portions thereof) beginning after the Closing Date.

            6.5.2 Tax Returns for Periods Ending on or Prior to Closing Date, Filed Prior to the Closing Date. During the period between the Agreement Date and the Closing Date, the Company shall (a) prepare and file, or cause to be filed, on a timely basis and consistent with past practice, all Tax Returns required to be filed by the Company (taking extensions into account) prior to the Closing Date, and (b) timely (taking extensions into account) pay all Taxes shown thereon as required to be paid.

            6.5.3 Tax Returns for Periods Ending on or Prior to Closing Date, Filed After the Closing Date.

                  (A) As promptly as practicable following the Closing Date, the Company, under the direction of Sellers, shall prepare or cause to be prepared, at Sellers' expense, all Reviewable Returns in accordance with the Company's past practice.

                  (B) The Company shall provide Buyer with copies of all Reviewable Returns at least 30 days prior to the respective due dates of each Reviewable Return (taking into account any extensions).

                  (C) Unless Buyer, within ten Business Days after receipt of any Reviewable Return, gives Sellers a written notice objecting thereto which specifies the basis for such objection and the amount in dispute, the Reviewable Return shall be (i) deemed final and binding upon the Parties, and (ii) promptly filed with the appropriate Tax authority.

                  (D) If, within such ten-Business Day period, Buyer gives Sellers a written notice of objection to any Reviewable Return which specifies the basis for such objection and the amount in dispute, and any dispute involving such objection or amount is not resolved by the Parties within four days following receipt by Sellers of such notice, the dispute shall be resolved by negotiation or submission to an independent certified public accountant selected in a manner consistent with the procedures set forth in Section 2.2.7.

                  (E) If the dispute is resolved amicably by negotiation, the Reviewable Return in dispute shall be (i) modified to reflect such resolution, (ii) deemed final and binding upon the Parties, and (iii) promptly filed with the appropriate Tax authority.

                  (F) If the dispute is resolved following submission to an independent accountant, the Reviewable Return in dispute shall be (i) modified to reflect the determination of such independent certified public accountant, (ii) deemed final and binding upon the Parties, and (iii) promptly filed with the appropriate Tax authority.

                  (G) Within five Business Days after a Reviewable Return becomes final and binding upon the Parties, (i) Sellers shall pay to the Company any Tax liability shown thereon after crediting any Tax payments made by the Company on or prior to the Closing Date on account of any such Tax liability covered by such Reviewable Return and any accrual therefor appearing on the Final RBC Calculation, or (ii) Buyer shall pay to Sellers (using the Standard Allocation) the amount of any Tax refund shown as receivable on such Reviewable Return after crediting any Tax refund asset with respect thereto appearing on the Final RBC Calculation.

                  (H) In the event the Parties have not fully resolved any dispute with respect to any Tax items on or prior to the due date of a Reviewable Return, the Company shall obtain an extension for the filing of such Reviewable Return.

            6.5.4 Tax Periods Beginning Before and Ending After the Closing
Date.

                  (A) Following the Closing Date, the Company shall prepare or cause to be prepared, at the Company's expense, all Tax Returns ("Straddle Period Returns") for the Company with respect to taxable periods of the Company which begin before and end after the Closing Date ("Straddle Tax Periods") in accordance with the Company's past practice.

                  (B) At least 30 days prior to the respective due dates of each Straddle Period Return (taking into account any extensions), the Company shall provide Sellers with (i) a copy of the respective Straddle Period Return, and
                        (ii) a calculation ("Stub Period Calculation") of the Tax liability or net operating loss attributable to the portion of the Straddle Tax Period ending on the Closing Date ("Stub Period") determined in accordance with
                        Section 6.5.5.

                  (C) Unless Sellers, within ten Business Days after receipt of any Straddle Period Return and related Stub Period Calculation, give the Company a written notice objecting to the Stub Period Calculation which specifies the basis for such objection and the amount in dispute, the Stub Period Calculation shall be (i) deemed final and binding upon the Parties, and (ii) used in calculating the Tax required to be paid on such Straddle Period Return.

                  (D) If, within such ten-Business Day period, Sellers give the Company a written notice of objection to the Stub Period Calculation which specifies the basis for such objection and the amount in dispute, and any dispute involving such objection or amount is not resolved by the Parties within four days following receipt by the Company of such notice, the dispute shall be resolved by negotiation or submission to an independent certified public accountant selected in a manner consistent with the procedures set forth in Section 2.2.7; provided, however, nothing herein shall preclude the Company from filing the Straddle Period Return using the Stub Period Calculation pending the resolution of such dispute.

                  (E) If the dispute is resolved amicably by negotiation, the Stub Period Calculation in dispute shall be (i) modified to reflect such resolution, (ii) deemed final and binding upon the Parties, and (iii) used in calculating
                        (A) the Tax required to be paid on such Straddle Period Return, or (B) an amendment to such Straddle Period Return.

                  (F) If the dispute is resolved following submission to an independent accountant, the Stub Period Calculation in dispute shall be (i) modified to reflect the determination of such independent accountant, (ii) deemed final and binding upon the Parties, and (iii) used in calculating (A) the Tax required to be paid on such Straddle Period Return, or (B) an amendment to such Straddle Period Return.

                  (G) Within five Business Days after a Stub Period Calculation becomes final and binding upon the Parties,
                        (i) Sellers shall pay to the Company any Tax liability resulting from the use of such Stub Period Calculation and after crediting any Tax payments made by the Company on or prior to the Closing Date on account of any such Tax liability covered by such Straddle Period Return and any accrual therefor appearing on the Final RBC Calculation, or (ii) Buyer shall pay to Sellers (using the Standard Allocation) the amount of any Tax refund resulting from the use of such Stub Period Calculation and after crediting any Tax refund asset with respect thereto appearing on the Final RBC Calculation.

            6.5.5 Allocation of Taxes for Straddle Periods and Tax Periods Ending on the Closing Date. If any Taxes are imposed on a periodic basis and are payable for the Straddle Tax Period or for any taxable period ending on the Closing Date, the Taxes for such period shall be calculated as follows:

                  (A)   Other than with respect to the Taxes identified in
                        Section 6.5.5(b), such Taxes shall be deemed to be the amount of such Taxes for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending as of the Closing Date, and the denominator of which is the number of days in the entire taxable period; and

                  (B) Income Taxes of the Company for the taxable period ending on the Closing Date and for the first post-closing taxable period for which Buyer will file a consolidated Tax Return shall be apportioned between the Buyer and the Sellers in accordance with Treasury Regulation Section 1.1502-76(b)(1)(ii) (and similar provisions under state law to the extent available) as reasonably interpreted and applied by the Parties, and no election shall be made under Treasury Regulation
                        Section 1.1502-76(b)(2)(ii) (relating to ratable allocation of a year's items) or any similar provision of state, local or foreign Law. Except as provided in the prior sentence, any Taxes based upon or related to income, gains or receipts (including any Taxes imposed on premiums), employment or sales and use, shall be deemed to be the amount of such Taxes that would be payable if the relevant taxable period ended as of the Closing Date, provided, however, exemptions, allowances or deductions that are calculated on an annual basis shall be prorated between (i) the number of days in the annual period elapsed through the Closing Date, and (ii) the number of days in the annual period elapsing after the Closing Date;

                  (C) Any credits relating to a Straddle Tax Period shall be taken into account as though the relevant taxable period ended on the Closing Date; and

                  (D) All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with past practice of the Company.

            6.5.6 Elections, Amended Returns, Etc. Without the prior written consent of Sellers, none of Buyer, the Company or any Affiliate of Buyer shall, with respect to any Tax period (or portion thereof) ending on or before the Closing Date, (a) make or revoke any election, (b) change the tax treatment of any item on a Tax Return filed after the Closing Date as compared to the treatment of such item on a Tax Return filed by the Company prior to the Closing Date, or (c) file any amended Tax Return or propose or agree to any adjustment of any item with the IRS or any other taxing authority, in each instance, if such action would have the effect of increasing the Company's or Sellers' liability for any Taxes, reducing any Tax benefit of the Company or Sellers, adversely affecting any Tax refunds referred to in Section 6.5.7 or increasing the indemnification obligations of Sellers under this Agreement. Without the prior written consent of Buyer, none of Sellers, the Company, or any Affiliate of Sellers (or the Company) shall make or revoke any election or otherwise enter into any new accounting method changes with respect to any Tax period (or portion thereof) of the Company ending on or after the Closing Date.

            6.5.7 Refunds. Sellers shall be entitled to any refunds of Taxes relating to taxable periods ending on or before the Closing Date and the portion of any Straddle Tax Period ending prior to the Closing Date (other than any refunds arising from carrybacks from periods ending after the Closing Date). Buyer and the Company, upon the written request of Sellers, shall use reasonable commercial efforts to obtain any such Tax refunds which are reasonably available under applicable Law and shall pay to Sellers the amount of any such Tax refunds within 15 days following receipt thereof. Sellers shall reimburse Buyer and the Company for all costs in connection with seeking or obtaining a Tax refund for the benefit of Sellers pursuant to this Section 6.5.7.

            6.5.8 Cooperation on Tax Matters. The Parties shall cooperate fully, as and to the extent reasonably requested by any Party, in connection with the filing of all Tax Returns pursuant to this Article VI and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and, upon another Party's written request, the provision of records and information which are reasonably relevant to any such Tax Return filing, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and the Company shall assure that all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date are retained at least until the expiration of the statute of limitations (and any extensions thereof) of such taxable period. Buyer and the Company shall abide by all record retention agreements entered into with any taxing authority, provided that prior to destruction of any such books and records, Buyer and the Company shall provide reasonable written notice to Sellers and an opportunity for Sellers to take possession of such materials. The Parties shall, upon written request, provide the other Party(ies) with all information related to the Company that may be required to be reported by such other Party(ies) pursuant to the Code and all Treasury Department Regulations promulgated thereunder.

            6.5.9 Audit Claims. Any audit, litigation or other proceeding shall be deemed to be a Claim by a Third Party subject to the procedures set forth in
Section 7.4.

            6.5.10 Transfer Taxes. Buyer and Sellers shall equally share (50% to Buyer and 50% to Sellers) the cost of any Transfer Taxes, including expense incurred in preparing and filing any Tax Returns in conjunction therewith. Sellers shall prepare and timely file any such Tax Returns and Buyer shall cooperate with Sellers in preparing and filing such Tax Returns. Sellers shall deliver to Buyer a complete copy of each such Tax Return as filed.

      6.6 CONTINUATION OF D&O INSURANCE. Sellers shall have the right to purchase at Sellers' expense directors' and officers' liability insurance covering those individuals who are officers and directors of the Company as of the Agreement Date for their acts and omissions in their capacity as officers and directors of the Company prior to the Closing Date. In the event Sellers elect to purchase such insurance, Company shall, upon receipt of a request from Sellers, provide to Sellers in a reasonably timely manner any information and documentation in Company's possession necessary for Sellers to obtain and maintain such insurance.

      6.7 PAYMENT OF PRE-CLOSING MEDICAL CLAIMS POST-CLOSING. During the period commencing on the Closing Date and ending on the close of business on the IBNR Calculation Date, the Company shall, and Buyer shall cause the Company to:

            6.7.1 Process for payment Medical Claims included within IBNR on the balance sheet prepared in conjunction with the Final RBC Calculation which were timely submitted to the Company consistent with the respective Provider Agreements pursuant to which the Company could be obligated to pay such Medical Claims;

            6.7.2 Pay Medical Claims which comply with Section 6.7.1 to the extent such Medical Claims are payable in the Ordinary Course of Business; and

            6.7.3 Make payments which comply with Section 6.7.2 only after (a) submitting such Medical Claim to no less scrutiny than would have been exercised by the Company under its past practices, (b) contesting Provider submissions consistent with the Company's past practices, and (c) not waiving any untimely filing of a Medical Claim.

      6.8 USE OF "MERCY CAREPLUS" NAME.

            6.8.1 At the Closing, the Sublicense Agreement shall automatically terminate.

            6.8.2 Upon the Closing, Buyer shall be entitled to use the name "Mercy CarePlus" pursuant to the terms of the License Agreement.

            6.8.3 Upon expiration of the term of the License Agreement, Buyer shall (a) not use and shall not be entitled to use the name "Mercy CarePlus" or any other name deceptively similar to such name, and (b) cease use of the name "Mercy CarePlus" as a trademark or business name in all respects, including (i) in connection with the Business, (ii) in advertising and promotional materials,
(iii) on internet web sites, (iv) in e-mail, (v) on letterhead and business cards, (vi) in contracts and other business documents, (vii) in phone greetings,
(viii) in communications with Enrollees, and (ix) in communications with the State Agency and/or DOI.

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                                   ARTICLE VII
                                 INDEMNIFICATION

      7.1 INDEMNIFICATION BY SELLERS.

            7.1.1 Subject to Section 7.5, from and after the Closing Date, CH shall defend, indemnify and hold Buyer, its Affiliates and their respective officers, directors, agents and employees harmless from and against any and all Claims to the extent such Claims arise from or are related to (a) subject to
Section 3.7, a breach by CH of any representation or warranty of CH in this Agreement, (b) any failure by CH to perform or comply with any of the obligations of CH in this Agreement other than with respect to a breach by CH of any representation or warranty of CH in this Agreement, (c) any failure of the Company to perform or comply with any of its obligations under this Agreement which are to be performed or complied with prior to the Closing Date, and (d) Pre-Closing Liabilities.

            7.1.2 Subject to Section 7.5, from and after the Closing Date, Linder shall defend, indemnify and hold Buyer, its Affiliates and their respective officers, directors, agents and employees harmless from and against any and all Claims to the extent such Claims arise from or are related to (a) subject to Section 3.7, a breach by him of a representation or warranty made by him in this Agreement, (b) any failure by him to perform or comply with any of the obligations imposed upon him in this Agreement other than with respect to a breach by him of a representation or warranty made by him in this Agreement, (c) any failure of the Company to perform or comply with any of its obligations under this Agreement which are to be performed or complied with prior to the Closing Date, and (d) Pre-Closing Liabilities.

            7.1.3 Subject to Section 7.5, from and after the Closing Date, Cristea shall defend, indemnify and hold Buyer, its Affiliates and their respective officers, directors, agents and employees harmless from and against any and all Claims to the extent such Claims arise from or are related to (a) subject to Section 3.7, a breach by him of a representation or warranty made by him in this Agreement, (b) any failure by him to perform or comply with any of the obligations imposed upon him in this Agreement other than with respect to a breach by him of a representation or warranty made by him in this Agreement, (c) any failure of the Company to perform or comply with any of its obligations under this Agreement which are to be performed or complied with prior to the Closing Date, and (d) Pre-Closing Liabilities.

            7.1.4 Subject to Section 7.5, from and after the Closing Date, Oswald shall defend, indemnify and hold Buyer, its Affiliates and their respective officers, directors, agents and employees harmless from and against any and all Claims to the extent such Claims arise from or are related to (a) subject to Section 3.7, a breach by him of a representation or warranty made by him in this Agreement, (b) any failure by him to perform or comply with any of the obligations imposed upon him in this Agreement other than with respect to a breach by him of a representation or warranty made by him in this Agreement, (c) any failure of the Company to perform or comply with any of its obligations under this Agreement which are to be performed or complied with prior to the Closing Date, and (d) Pre-Closing Liabilities.

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

            7.1.5 Subject to Section 7.5, from and after the Closing Date, SMHS shall defend, indemnify and hold Buyer, its Affiliates and their respective officers, directors, agents and employees harmless from and against any and all Claims to the extent such Claims arise from or are related to (a) subject to
Section 3.7, a breach by SMHS of any representation or warranty of SMHS in this Agreement, (b) any failure by SMHS to perform or comply with any of the obligations of SMHS in this Agreement other than with respect to a breach by SMHS of any representation or warranty of SMHS in this Agreement, (c) any failure of the Company to perform or comply with any of its obligations under this Agreement which are to be performed or complied with prior to the Closing Date, and (d) Pre-Closing Liabilities.

      7.2 INDEMNIFICATION BY BUYER. Subject to Section 7.5, from and after the Closing Date, Buyer shall defend, indemnify and hold each of Sellers, the respective Affiliates of CH and SMHS and the respective officers, directors, agents and employees of CH, SMHS and their respective Affiliates harmless from and against any and all Claims to the extent such Claims arise from or are related to (a) subject to Section 3.7, a breach by Buyer of any representation or warranty of Buyer in this Agreement, (b) any failure by Buyer to perform or comply with any of the obligations of Buyer in this Agreement other than a representation or warranty of Buyer in this Agreement, (c) any failure of the Company to perform or comply with any of its obligations under this Agreement which are to be performed or complied with on or following the Closing Date, and
(d) any Post-Closing Liabilities.

      7.3 NOTICE OF CLAIM FOR INDEMNIFICATION. Each Indemnitee shall notify the indemnifying Party in writing of any Claim which the Indemnitee has determined has given or could give rise to a Claim for indemnity under this Agreement (such written notice being hereafter referred to as a "Notice of Claim") promptly after the Indemnitee has made such a determination. In amplification of the foregoing:

            7.3.1 A Notice of Claim shall specify in reasonable detail the nature and estimated amount of any such Claim which the Indemnitee believes does or could give rise to a right of indemnification hereunder.

            7.3.2 Failure of an Indemnitee timely to give a Notice of Claim shall not release the indemnifying Party of its indemnity obligations except to the extent that such failure directly causes or results in additional damages, losses, liabilities or expenses, in which case the indemnifying Party shall be released of its indemnity obligations only to the extent of such additional damages, losses, liabilities or expenses. If the Indemnitee settles or compromises any such action or Claim prior to giving a Notice of Claim, the indemnifying Party shall be released of its indemnity obligations to the extent that the settlement or compromise was not made with the prior written consent of such indemnifying Party.

      7.4 DEFENSE OF UNDISPUTED CLAIMS. The indemnifying Party shall defend, in good faith and at its expense, each Claim encompassed by a Notice of Claim which it does not dispute. The Indemnitee, at its expense, shall have the right, but not the obligation, to participate in the

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defense of such Claim, it being understood thereby that settlement of such Claim shall, to the extent the settlement fully resolves such Claim, relieve the indemnifying Party from any requirement further to defend such Claim. In amplification of the foregoing:

            7.4.1 So long as the indemnifying Party is defending in good faith any such Claim, the Indemnitee shall not settle or compromise the Claim without the prior written consent of the indemnifying Party.

            7.4.2 The Indemnitee shall make available to the indemnifying Party and its Representatives all records and other materials reasonably required for use in defending against or otherwise contesting the Claim and shall cooperate in good faith with the indemnifying Party; the indemnifying Party shall keep the Indemnitee informed regarding the status and progress of the Claim and defense of the Claim.

            7.4.3 If the indemnifying Party does not defend any Claim encompassed by a Notice of Claim, the Indemnitee with respect thereto shall have no obligation to do so, but the Indemnitee shall be permitted to do so at the expense of the indemnifying Party without releasing or compromising the Indemnitee's rights against the indemnifying Party in respect of the Claim and, in such event, the Indemnitee may settle the Claim in any fashion determined by the Indemnitee in its sole discretion and the indemnifying Party shall be fully liable to the Indemnitee with respect thereto.

      7.5 LIMITATIONS.

            7.5.1 The amount of any Claim indemnifiable by a Party pursuant to this Article VII shall be reduced by the amount of (a) any insurance proceeds resulting from the subject matter of such Claim which are actually received by the Indemnitee in respect of such Claim, net of any expenditures made in connection with obtaining such insurance recovery, and (b) any Tax benefit inuring to the Indemnitee as a result of the receipt of insurance proceeds or indemnification payments respecting the Claim.

            7.5.2 Notwithstanding the provisions of Section 7.1, (a) the liability of Sellers in respect of Claims indemnifiable under Section 7.1 shall be limited to the amount by which all such Claims, in the aggregate, exceed the sum of $750,000, and (b) the limitation set forth in Section 7.5.2(a) shall not apply to Claims indemnifiable under Section 7.1 which arise from or relate to a breach of the representations or warranties set forth in Sections 3.3.1, 3.3.2, 3.3.4, 3.3.5, 3.3.6, 3.4.1, 3.4.2, 3.4.4, 3.4.5, 3.4.9, 3.4.14, 3.5.1, 3.5.2,
3.5.3, 3.5.4, 3.6.1, 3.6.2, 3.6.4, 3.6.5 and 3.6.6.

            7.5.3 Notwithstanding any provision in any other section of this Agreement, the liability of Sellers in respect of Claims indemnifiable under
Section 7.1 shall not exceed $12,000,000 in the aggregate which shall include any amounts paid out of the Escrow Account in accordance with the Escrow Agreement; provided, however, the liability of CH in respect of Claims indemnifiable under Section 7.1 for the Taxes of the Company arising under Treasury Regulation Section 1.1502-6 (or similar provision of state, local or non-U.S. Laws) shall be unlimited.

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            7.5.4 Notwithstanding the provisions of Section 7.2, (a) the liability of Buyer in respect of Claims indemnifiable under Section 7.2 shall be limited to the amount by which all such Claims, in the aggregate, exceed the sum of $750,000, and (b) the limitation set forth in Section 7.5.4(a) shall not apply to Claims indemnifiable under Section 7.2 which arise from or relate to a breach of the representations or warranties set forth in Sections 3.2.1, 3.2.2 and 3.2.4.

            7.5.5 Notwithstanding any other provision in this Agreement, the liability of Buyer in respect of Claims indemnifiable under Section 7.2 shall not exceed $12,000,000 in the aggregate.

            7.5.6 Notwithstanding any other provision in this Agreement, no Seller shall be liable for any Claim not submitted for indemnification pursuant to a Notice of Claim prior to (a) the last date of the applicable survival period set forth in Section 3.7 for Claims related to a breach of any representation or warranty in Article III, or (b) the date which is 24 months following the Closing Date for all other Claims.

            7.5.7 Notwithstanding any other provision in this Agreement, Buyer shall not be liable for any Claim not submitted for indemnification pursuant to a Notice of Claim prior to (a) the last date of the applicable survival period set forth in Section 3.7 for Claims related to a breach of any representation or warranty in Article III, or (b) the date which is 24 months following the Closing Date for all other Claims.

      7.6 DISPUTED CLAIMS FOR INDEMNIFICATION. In the event an indemnifying Party disputes the validity or extent of any request for indemnification under this Article VII and such dispute is not resolved amicably by or among the indemnifying Party and the Indemnitee(s), such dispute shall be resolved pursuant to Section 10.13.

      7.7 EXCLUSIVE REMEDY. After the Closing, except for the provisions of
Article II, the remedies provided in this Article VII shall be exclusive and enforceable in lieu of all other remedies for any breach of any representation, warranty, covenant, obligation, agreement or other provision of this Agreement.

                                  ARTICLE VIII
                             EMPLOYMENT ARRANGEMENTS

      8.1 TERMINATIONS OF EMPLOYMENT.

            8.1.1 Each Executive acknowledges that his respective Executive Employment Agreement will automatically terminate as of the Closing by reason of the occurrence of a Capital Event.

            8.1.2 Effective as of the Closing and except as otherwise determined by Buyer, Company shall terminate any agreement or arrangement with any Employees (a) who are not employed "at will" other than Robert Profumo, M.D., or
(b) if such agreements or arrangements could result in severance or other payment obligations related to consummation of the transactions contemplated by this Agreement.

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            8.1.3 Nothing in this Section 8.1 shall preclude the acceptance of a
New Executive Employment Arrangement by one or more of the Executives.

            8.1.4 Notwithstanding any contrary provision in this Agreement, Sellers and Buyer hereby acknowledge that the resignations of the Executives from any and all offices in the Company and as a member of the Board of the Company as provided in Article I shall not constitute the resignation of any Executive under the Executive's Executive Employment Agreement.

      8.2 NEW EXECUTIVE EMPLOYMENT ARRANGEMENTS.

            8.2.1 Sellers and Company hereby consent to Buyer, prior to Closing, discussing with each Executive Buyer's interest in causing the Company to offer such Executive an executive position with the Company after the Effective Time on terms and conditions mutually acceptable to the Company and such Executive.

            8.2.2 No less than 15 Business Days prior to the Closing, Buyer shall notify each Executive of the terms and conditions, if any, upon which such Executive is being offered employment with the Company effective as of the Effective Time.

            8.2.3 No less than 7 Business Days after Executive is apprised of the terms and conditions, if any, upon which such Executive is being offered employment with the Company effective as of the Effective Time, Executive shall notify (a) Buyer of his acceptance or rejection of such terms and conditions, and (b) SMHS and CH if he is accepting or rejecting any offer made by Buyer; provided, however, such Executive shall not be obligated to advise SMHS or CH of any of the terms and conditions of such employment.

            8.2.4 Effective as of the Closing, the Company and each Executive, respectively, may mutually agree upon any New Executive Employment Arrangement establishing the terms and conditions agreed upon by Company and such Executive regarding employment by the Company from and after the Effective Time.

                                   ARTICLE IX
                                   TERMINATION

      9.1 TERMINATION OF AGREEMENT. This Agreement may be terminated at any time prior to the Closing by:

            9.1.1 Mutual written consent of Buyer and Sellers;

            9.1.2 Buyer or Sellers immediately upon written notice to the other Parties if (a) any Governmental Entity shall have enacted, promulgated or issued any statute, rule, regulation, ruling, writ, order or injunction which would prohibit or render illegal the consummation of the transactions contemplated by this Agreement, or (b) any authorizations, consents or approvals of any Governmental Entity, including the DOI, the State Agency and the Federal Trade Commission (with respect to the HSR Act), which are required to permit the Closing to take place pursuant to the provisions of this Agreement are denied or granted with conditions or requirements which are materially adverse to the terminating Party;

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            9.1.3 Buyer if a breach of any provision of this Agreement has been committed by any Seller or the Company and such breach has not been (a) waived in writing by Buyer, or (b) cured by the breaching Party to the reasonable satisfaction of Buyer within 15 Business Days after service by Buyer of a written notice upon the breaching Party which describes the nature of such breach with reasonable particularity (with a copy of such notice being provided to all Parties);

            9.1.4 Sellers if a breach of any provision of this Agreement has been committed by Buyer and such breach has not been (a) waived in writing by Sellers, or (b) cured by Buyer to the reasonable satisfaction of Sellers within 15 Business Days after service by Sellers of a written notice upon Buyer which describes the nature of such breach with reasonable particularity (with a copy of such notice being provided to all Parties); or

            9.1.5 Buyer or Sellers immediately upon written notice to the other Parties if the Closing has not occurred on or before December 31, 2007, provided, however, the right to terminate this Agreement pursuant to this
Section 9.1.5 shall not be available to a Party seeking to terminate this Agreement if such Party has failed to comply fully with its obligations under this Agreement.

      9.2 EFFECT OF TERMINATION. In the event this Agreement is terminated pursuant to Section 9.1, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to the other Parties, including under Article VIII; provided, however, (a) a Party in breach of this Agreement shall remain liable for damages resulting from such breach, and (b) the provisions of this Section 9.2 and Sections 6.3, 10.2, 10.10 and 10.13 shall survive any termination of this Agreement.

                                    ARTICLE X
                                  MISCELLANEOUS

      10.1 CONSTRUCTION.

            10.1.1 The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

            10.1.2 Unless the context of this Agreement otherwise requires, the following shall be applicable herein: (a) words using the singular or plural number also include the plural or singular number, respectively; (b) headings and titles of Articles, Sections, Exhibits and Sections of the Disclosure Schedule are included for convenience only and shall not be considered a part of this Agreement when interpreting or enforcing this Agreement; (c) references to Sections, Articles and Exhibits are to the applicable Sections, Articles and Exhibits

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

of this Agreement; (d) use of the word "including" shall be illustrative rather than exclusive and shall be interpreted in all instances to mean "including, without limitation;" and (e) the predicate of any noun or pronoun shall be the immediately preceding noun.

      10.2 PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. Without the prior written approval of each of the Parties, no Party, either prior to or after the Closing, shall issue, or consent to or cooperate with the issuance by a Third Party of, a press release or other public announcement regarding (a) the execution of this Agreement, or (b) any or all of the transactions contemplated by this Agreement; provided, however, nothing herein shall preclude a Party from complying with its or his respective responsibilities under applicable Laws.

      10.3 ENTIRE AGREEMENT. Except as set forth in the Confidentiality Agreement, this Agreement (a) constitutes the entire understanding and agreement of the Parties with respect to the subject matter hereof, and (b) supersedes all prior negotiations, correspondence, discussions and agreements, written or oral, among the Parties with respect to the subject matter hereof.

      10.4 NO THIRD PARTY BENEFICIARIES. None of the provisions contained in this Agreement are intended by the Parties, nor shall they be deemed, to confer any benefit on any person or entity not a Party to this Agreement other than any Person entitled to indemnification under Article VII.

      10.5 FURTHER ASSURANCES. From and after the Agreement Date, each Party shall execute and deliver such additional documents and other instruments and do all such other acts and things as reasonably may be necessary or otherwise appropriate to effect and implement the transactions contemplated by this Agreement.

      10.6 SUCCESSORS AND ASSIGNS. All of the terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the respective successors, assigns and heirs of the Parties.

      10.7 ASSIGNMENT. No Party shall have the right to assign this Agreement without the prior written consent of each of the other Parties and any attempted assignment of this Agreement by any of the Parties without such prior written consents shall be of no force or effect.

      10.8 AMENDMENT. This Agreement may not be amended or modified unless pursuant to a written instrument which refers specifically to this Agreement and is executed by the Parties.

      10.9 NOTICES.

            10.9.1 Any notice or other instrument which is required or permitted to be given under this Agreement to a Party shall be deemed sufficiently given if (a) delivered personally, (b) sent by registered or certified U.S. Mail, return receipt requested and postage prepaid, (c) sent by national overnight delivery service (such as FedEx) with charges prepaid, or (d) sent by telefax, in each instance, addressed and delivered personally or sent for delivery as set forth on Exhibit B attached hereto, subject, however, to changes as provided in
Section 10.9.2.

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            10.9.2 Each Party shall have the right, from time-to-time, to change
(a) its or his address, (b) the person to whose attention notices and other communications are to be given, (c) its or his telefax number, and (d) the entity, and particulars regarding such entity, to which copies of notices and other communications to such Party are to be given, in each instance by written notice thereof to the other Parties.

            10.9.3 Any notice or copy thereof (a) personally delivered shall be deemed given when received by the intended recipient, (b) sent by telefax shall be deemed given when so sent to the intended recipient, provided the original of such notice or copy thereof is given by another means specified in Section 10.9.1, and (c) sent by registered or certified U.S. Mail or an overnight delivery service shall be deemed given on the earlier of the date of receipt by the intended recipient or three days after the date on which such notice or copy thereof is sent.

      10.10 EXPENSES AND ATTORNEYS' FEES. Subject to Sections 2.2.8(d), 2.3.7(d), 2.4.8(d), 4.3.2(a) and 10.13.8(f), (a) each Party shall be responsible exclusively for its own costs and expenses relating to (i) the negotiation and preparation of this Agreement, (ii) the conduct of any due diligence in connection with the transactions contemplated by this Agreement, (iii) any actions taken to consummate the transactions contemplated by this Agreement, and
(iv) fulfillment of its obligations under this Agreement, in each instance whether the Closing occurs, and (b) in no event shall any Party be responsible for the fees of, or the costs and expenses incurred by, a Representative of another Party.

      10.11 WAIVERS. No consent or waiver, express or implied, by any Party to or for any breach or default by any other Party(ies) or the performance by any other Party(ies) of their obligations under this Agreement shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such Party(ies) of the same or any other obligations of such Party(ies) hereunder. To be effective, all such consents and waivers shall be in writing and executed by the Party(ies) giving the consent or waiver. All such consents and waivers shall be construed strictly. Except to the extent expressly provided to the contrary herein, failure on the part of any Party to complain of any act or failure to act of another Party(ies) or to declare another Party(ies) in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder.

      10.12 SEVERABILITY. If any term, provision, condition or covenant of this Agreement or the application thereof to any Party or circumstance shall be held to be invalid or unenforceable to any extent in any jurisdiction, the remainder of this Agreement and the application of such term, provision, condition or covenant in any other jurisdiction or to persons or circumstances other than those as to whom or which it is held to be invalid or unenforceable, shall not be affected thereby, and each term, provision, condition and covenant of this Agreement shall be valid and enforceable to the fullest extent permitted by Law.

      10.13 BINDING ARBITRATION. Any Claim by a Party or an Indemnitee against another Party or Indemnitee, inclusive of a dispute under Article VII but exclusive of any post-Closing adjustment in Article II in which the dispute is required to be resolved by an Independent Accountant, arising out of or relating to this Agreement or the breach thereof which is not resolved amicably by the parties involved in the Claim shall be resolved exclusively by arbitration in accordance with the following provisions:

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

            10.13.1 Arbitration shall (a) take place in the City of St. Louis, Missouri, and (b) be administered by the American Arbitration Association.

            10.13.2 A Petitioner(s) shall indicate intent to commence arbitration of a Claim by giving written notice of such intent to the Respondent(s).

            10.13.3 If the Petitioner(s) and Respondent(s) are unable to resolve the Claim within 15 Business Days following the receipt by the Respondent(s) of the notice identified in Section 10.13.2, arbitration shall commence upon the delivery by the Petitioner(s) to the Respondent(s) of a petition complying with the Arbitration Rules and setting forth at a minimum (a) the acts or omissions complained of, (b) the Section or Sections of this Agreement breached or otherwise involved, and (c) the relief sought. The Respondent(s) shall respond to such petition in conformity with the Arbitration Rules and counterclaims and cross-petitions shall be permitted if timely filed and served.

            10.13.4 The arbitration shall be conducted in conformance with the Arbitration Rules except as otherwise provided in this Section 10.13; provided, however, (a) the Petitioner(s) and Respondent(s) may provide any instructions to the arbitrator(s) which deviate from the Arbitration Rules as the Petitioner(s) and Respondent(s) may mutually agree, and (b) unless the Petitioner(s) and Respondent(s) mutually agree otherwise, they shall have the right to conduct discovery in any manner and to the extent authorized by the Federal Rules of Civil Procedure as interpreted by the Federal courts in the Eastern District of Missouri.

            10.13.5 If the Petitioner(s) and Respondent(s) are able to agree upon a single arbitrator within ten Business Days following commencement of the arbitration, such individual shall serve as the arbitrator.

            10.13.6 If the Petitioner(s) and Respondent(s) are unable to agree timely upon a single arbitrator, there shall be three arbitrators designated as follows: (a) Petitioner(s) shall designate one arbitrator; (b) Respondent(s) shall designate one arbitrator; and (c) the respective arbitrators designated by the Petitioner(s) and Respondent(s) shall select a third arbitrator within ten Business Days following the date on which the last of them is designated; provided, however, if the respective arbitrators designated by the Petitioner(s) and Respondent(s) are unable to agree timely upon the selection of a third arbitrator, the third arbitrator shall be appointed by the commercial panel of the American Arbitration Association.

            10.13.7 In the event (a) a single arbitrator is used, the written decision of that arbitrator shall be final and binding upon the Petitioner(s) and Respondent(s), and (b) three arbitrators are used, the written decision of at least two of the three arbitrators shall be final and binding upon the Petitioner(s) and Respondent(s).

            10.13.8 With respect to any award in arbitration, the arbitrator(s):

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                  (A)   Shall issue an award in writing which (i) sets forth
                        findings of fact, (ii) resolves each specific Claim,
                        (iii) attaches a reasoned opinion, and (iv) is signed by the single arbitrator or by at least two of the three arbitrators, as the case may be;

                  (B)   Shall have no authority to award punitive damages;

                  (C) May not award money damages unless the notice identified in Section 10.13.2 is delivered within two years after the right of action accrues or, in the case of a counterclaim or cross-petition, within one year after the delivery of such counterclaim or cross-petition, provided, however, for purposes of computing this limitation period, all periods during which facts material to the right of action are not known and reasonably could not be known by the Petitioner(s) or Respondent(s) seeking money damages shall be excluded;

                  (D) May compel specific performance by the Petitioner(s) or the Respondent(s) of their respective obligations under this Agreement or award injunctive relief to restrain any breach of this Agreement by a Petitioner or Respondent, in each instance without the necessity of the Petitioner(s) (i) alleging or proving damages as a result of the breach, or (ii) posting any bond; provided, however, seeking or obtaining equitable relief shall not preclude a party to the arbitration from also seeking or obtaining an award for money damages in the arbitration subject to Sections 10.13.8(b) and 10.13.8(c);

                  (E) Shall adjust any award to assure that no Petitioner(s) or Respondent(s) obtains double recovery for any amounts duplicative of amounts for which such party, directly or indirectly, has already received credit under any adjustment mechanism set forth in this Agreement; and

                  (F) Shall assess to the non-prevailing party(ies) all (i) administrative fees and expenses of the arbitrator(s) and the arbitration, and (ii) fees and expenses incurred by the prevailing party(ies) in connection with the arbitration; provided, however, the arbitrator(s) in its(their) discretion may equitably allocate such fees and expenses between or among the Petitioner(s) and Respondent(s).

            10.13.9 Judgment upon an award in arbitration may be entered in any court of competent jurisdiction in the United States.

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      10.14 RECITALS. Each recital to this Agreement is incorporated into and shall constitute an integral part of this Agreement.

      10.15 EXHIBITS AND DISCLOSURE SCHEDULE. Each Exhibit and the Disclosure Schedule shall be incorporated into, and shall constitute an integral part of, this Agreement by this reference thereto.

      10.16 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

                    BALANCE OF PAGE INTENTIONALLY LEFT BLANK

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                      SIGNATURE PAGE TO PURCHASE AGREEMENT

      IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

      THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION THAT MAY BE ENFORCED BY THE PARTIES.

BUYER:                                          CH:

MOLINA HEALTHCARE, INC.                         CCP HOLDINGS, LLC

By: /s/ John C. Molina                          By: /s James V. O'Donnell
    ----------------------------------              ----------------------------
Name: John C. Molina                            Name: James V. O'Donnell
      --------------------------------                --------------------------
Title: Chief Financial Officer                  Title: Vice President
       -------------------------------                 -------------------------

COMPANY:                                        EXECUTIVES:

ALLIANCE FOR COMMUNITY                          /s/ Jerry Linder
HEALTH, L.L.C.                                  --------------------------------
d/b/a Mercy CarePlus                            Jerry Linder

By:   /s/ Matthew Koster                        /s/ Cristopher Cristea
      --------------------------------          --------------------------------
Name: Matthew Koster                            Cristopher Cristea
      --------------------------------
Title: Chairman
      --------------------------------
                                                /s/ Edward Oswald
                                                -------------------------------
                                                Edward Oswald

                                                SMHS:

                                                SISTERS OF MERCY HEALTH SYSTEM

                                                By: /s/ John Sullivan
                                                    ----------------------------
                                                Name: John Sullivan
                                                      --------------------------
                                                Title: President/CEO
                                                       -------------------------

                                    EXHIBIT A
                                   DEFINITIONS

      "AFFILIATE" means any Person who or which, directly or indirectly, controls, is controlled by or is under common control with, the referenced Person. For purposes of this definition, the term "control" (including "controlled by" or "under common control with") includes the authority to (a) approve the admission of a majority of the members, shareholders or partners of the referenced Person, or (b) appoint, elect or approve a majority of the Board of the referenced Person.

      "AGREEMENT" has the meaning set forth in the preface to the purchase agreement to which this Exhibit A is attached.

      "AGREEMENT DATE" has the meaning set forth in the preface to the Agreement.

      "ARBITRATION RULES" means the Commercial Arbitration Rules of the American Arbitration Association.

      "BASE PURCHASE PRICE" means $80,000,000.

      "BENEFIT PLAN" means any agreement, arrangement, plan or policy, qualified or non-qualified, whether or not considered legally binding and whether or not written, that involves any (a) pension, including any pension benefit plan as described in Section 3(2) of ERISA or any welfare benefit plan as described in
Section 3(1) of ERISA, retirement, profit sharing, deferred compensation, bonus, stock option, stock purchase, phantom stock or incentive plan, or (b) welfare or "fringe benefits," including vacation, severance, disability, medical, hospitalization, dental, life and other insurance, tuition, company car, club dues, sick leave, maternity, paternity or family leave, health care reimbursement, dependent care assistance, cafeteria plan, regular in-kind gifts or other benefits, in each instance sponsored, maintained or contributed to or required to be contributed to by the Company as of the Agreement Date for the benefit of Employees or former employees of the Company.

      "BOARD" means the Board of Directors, Board of Managers, Board of Trustees or similar governing body of the referenced Person.

      "BUSINESS" means all of the operations conducted by the Company, including arranging for the provision of comprehensive health care services to Medicaid recipients pursuant to the terms of the Medicaid Contracts.

      "BUSINESS DAY" means any day other than Saturday, Sunday or any day on which banks in the City of New York, New York are closed.

      "BUYER" has the meaning set forth in the preface to the Agreement.

      "CAPITAL AND SURPLUS" means the Company's capital and surplus as of a given date determined under SAP.

      "CAPITAL EVENT" has the meaning set forth in the Operating Agreement.

      "CH" has the meaning set forth in the preface to the Agreement.

      "CLAIM" means any and all liabilities (whether asserted or unasserted, absolute or contingent), obligations, losses, damages, deficiencies, demands, disputes, claims, fines, penalties, interest, assessments, judgments, Liens, charges, orders, decrees, rulings, dues, assessments, Taxes, actions, injunctions, proceedings and suits of whatever kind and nature and all costs and expenses relating thereto, including fees and expenses of counsel, accountants and other experts, and other expenses of investigation and litigation.

      "CLASS A UNIT" means any of the Class A Units described in Section 3.2(a)(i) of the Operating Agreement.

      "CLASS B UNIT" means any of the Class B Units described in Section 3.2(a)(ii) of the Operating Agreement.

      "CLASS C UNIT" means any of the Class C Units described in Section 3.2(a)(iii) of the Operating Agreement.

      "CLOSING" means consummation of the transaction whereby Buyer purchases all of the Units from Sellers pursuant to the provisions of this Agreement.

      "CLOSING DATE" means (a) October 31, 2007, or (b) such other date as Buyer and Sellers may mutually agree in writing.

      "CODE" means the Internal Revenue Code of 1986, as amended.

      "COMPANY" has the meaning set forth in the preface to the Agreement.

      "COMPANY ARTICLES" means the Amended and Restated Articles of Organization of the Company in effect as of the Agreement Date.

      "COMPETITIVE BUSINESS" means arranging for the provision of health care services to Medicaid recipients pursuant to the terms of a contract with the State Agency.

      "CONFIDENTIAL INFORMATION" means, to the extent not generally available or ascertainable from public or published information or trade sources or not a part of the public domain, other than by reason of a breach of the provisions of
Section 6.3, the following information related to the Company or the Business:
(a) financial statements, (b) rate, price, cost and expense data, (c) trade secrets, (d) strategic planning information, (e) Enrollee information, (f) agreements with providers and third party payors, (g) employee lists, (h) vendor lists, and (i) all other information of a proprietary nature.

      "CONFIDENTIALITY AGREEMENT" means that certain letter agreement dated as of August 22, 2006, as amended, between Buyer and the Company.

      "CONTRACT" means any contract, agreement, arrangement, understanding or instrument, whether oral or written, and any amendments thereto.

      "DESIGNATED CONTRACTS" means those Contracts identified in Section 3.4.17(a) of the Disclosure Schedule.

      "DISCLOSURE SCHEDULE" means the series of disclosures made by Sellers to Buyer on a document titled "Disclosure Schedule" and attached hereto (or, in certain cases as identified in such attachment, by cd-rom).

      "DOI" means the Missouri Department of Insurance, Financial Institutions and Professional Registration.

      "EARNINGS" means the actual EBITDA of the Company (i.e., earnings before interest, taxes, depreciation and amortization) for the Earnings Period, calculated in accordance with GAAP, and adjusted to (a) maintain consistency with the methodology used to calculate the Company's EBITDA on a historical basis (with the exception that medical loss expense shall reflect IBNR as of June 30, 2008 equal to the sum of (i) Medical Payments (for Medical Claims incurred prior to July 1, 2008) commencing on July 1, 2008 and ending on the later of November 30, 2008, and the last date for which triangulated information is available for such Medical Payments, plus (ii) an estimate of remaining June 30, 2008 IBNR calculated consistent with past practices), (b) exclude any expenses related to or resulting from the Closing, including any acquisition-related legal fees and any termination payments to the Executives, and (c) with respect to "Sales, General and Administration Expenses," (i) use the actual SG&A expenses incurred by the Company during each month pre-Closing as applied consistently by the Company (exclusive of any acquisition-related legal fees and any termination payments to the Executives), and (ii) use the sum of $1,283,000 for SG&A expenses attributed to the Company during each month post-Closing as applied consistently by the Company (regardless of the Company's actual SG&A expenses for such month).

      "EARNINGS DISAGREEMENT" has the meaning set forth in Section 2.3.3.

      "EARNINGS NOTICE OF DISAGREEMENT" has the meaning set forth in Section 2.3.3.

      "EARNINGS PERIOD" means the twelve month period ending June 30, 2008.

      "EARNINGS REPORT" has the meaning set forth in Section 2.3.1.

      "EFFECTIVE TIME" means 11:59:59 PM central time on the Closing Date.

      "EMPLOYEE" means an employee of the Company on the Closing Date.

      "EMPLOYMENT AGREEMENT" means a contract, offer letter or agreement of the Company with any Employee, former employee of the Company or employee of the Company on the Agreement Date who is not an Employee pursuant to which the Company has any actual or contingent liability or obligation to provide compensation or benefits in consideration for past, present or future services (including payments in connection with the transactions contemplated by this Agreement) other than an Executive Employment Agreement.

      "ENROLLEES" means those individuals enrolled in the Medicaid managed care health plan established and maintained by the Company.

      "ENVIRONMENTAL, HEALTH AND SAFETY REQUIREMENTS" means all Federal, state and local statutes, laws, rules, regulations and ordinances concerning public health and safety, worker health and safety, environmental regulation or control and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any Hazardous Substances, as such requirements are enacted and in effect on or prior to the Closing Date.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "ESCROW ACCOUNT" means the interest-bearing account established with the Escrow Agent pursuant to the Escrow Agreement.

      "ESCROW AGENT" means Southwest Bank of St. Louis, or such other person or entity as may be agreed upon by Buyer and Sellers, acting under and pursuant to the obligations of the escrow agent set forth in the Escrow Agreement.

      "ESCROW AGREEMENT" means the agreement among Buyer, CH, each Executive, SMHS and the Escrow Agent dated as of the Closing Date which is titled "Escrow Agreement" and the form of which is attached as Exhibit C.

      "EXECUTIVES" means Linder, Cristea and Oswald, collectively.

      "EXECUTIVE EMPLOYMENT AGREEMENTS" means the Executive Employment Agreements dated May 28, 2004, between the Company and each Executive, respectively.

      "FINAL IBNR ADJUSTMENT" means (a) the IBNR Report if no IBNR Notice of Disagreement is delivered, or (b) if an IBNR Notice of Disagreement is delivered, the difference between the amount of (i) IBNR reflected on the balance sheet prepared in conjunction with the Final RBC Calculation, and (ii) Medical Payments (for Medical Claims incurred prior to the Effective Time) commencing on the day following the Closing Date and ending on the later of the IBNR Calculation Date and the date of the Independent Accountant's determination pursuant to Section 2.4.9, as (A) agreed upon by Buyer and Sellers pursuant to an amicable resolution of any IBNR Disagreement(s) pursuant to Section 2.4.6, or
(B) finally decided by the Independent Accountant pursuant to Section 2.4.9.

      "FINAL RBC CALCULATION" means the (a) the Proposed Final RBC Calculation if no RBC Notice of Disagreement is delivered, or (b) if an RBC Notice of Disagreement is delivered, (i) the calculation of Capital and Surplus and RBC as of the Closing as agreed upon by Buyer and Sellers pursuant to an amicable resolution of any RBC Disagreement(s) pursuant to Section 2.2, or (ii) the calculation of Capital and Surplus and RBC as of the Closing as finally decided by the Independent Accountant pursuant to Section 2.2.

      "FINANCIAL STATEMENTS" means (a) the audited income statements and balance sheets of the Company for each of the fiscal years ended December 31, 2004, 2005 and 2006 prepared in accordance with SAP in each instance, and (b) the unaudited income statement and balance sheet of the Company for the partial year commencing January 1, 2007 and ending July 31, 2007 prepared in accordance with GAAP.

      "FIRPTA" means the Foreign Investment in Real Property Tax Act, as amended.

      "FORGIVENESS" has the meaning set forth in the respective Executive Employment Agreements.

      "GAAP" means United States generally accepted accounting principles as in effect from time to time, consistently applied.

      "GOVERNMENTAL ENTITY" means any Federal, state, regional, county, municipal or local court, agency, department, division, board, bureau or commission or other governmental or regulatory authority.

      "GROSS-UP PAYMENT" has the meaning set forth in the Executive Employment Agreements.

      "HAZARDOUS SUBSTANCE" means petroleum, petroleum by-products, polychlorinated biphenyls and any other chemicals, materials, substances or wastes which are currently defined or regulated as "hazardous substances," "hazardous materials," "hazardous wastes," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "toxic air pollutants," "hazardous air pollutants," "pollutants" or "contaminants" under any Law.

      "HIPAA" means the Health Insurance Portability and Accountability Act of 1996, as amended, and the rules and regulations promulgated thereunder.

      "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

      "IBNR" means the actuarial estimate of Medical Claims which remain unpaid, including (a) undisputed Medical Claims reported to the Company, (b) Medical Claims reported to the Company but disputed by the Company, and (c) Medical Claims incurred but not yet reported to the Company.

      "IBNR CALCULATION DATE" means November 30, 2008.

      "IBNR DISAGREEMENT" has the meaning set forth in Section 2.4.4.

      "IBNR NOTICE OF DISAGREEMENT" has the meaning set forth in Section 2.4.4.

      "IBNR REPORT" has the meaning set forth in Section 2.4.1.

      "INDEMNITEE" means a Person entitled to indemnification pursuant to Sections 7.1 or 7.2, as the case may be.

      "INDEPENDENT ACCOUNTANT" means an independent certified public accountant selected pursuant to Article II.

      "INTELLECTUAL PROPERTY" means any United States or foreign trademarks, trade names, service marks, Internet domain names, copyrights, inventions, patents, trade secrets, know-how, proprietary processes, formulae, customer lists, confidential information, computer software, databases, technology and all other intellectual property rights, and any applications or registrations relating to any of the foregoing and the goodwill relating to any of the foregoing.

      "IRS" means the Internal Revenue Service of the United States Department of the Treasury.

      "KNOWLEDGE OF ANY OF THE EXECUTIVES" means the actual knowledge of Linder, Cristea or Oswald after reasonable inquiry of any other Employees who have principal responsibility for the matter in question or are otherwise likely to have information relevant to the matter.

      "KNOWLEDGE OF BUYER" means the actual knowledge of Buyer's Chief Executive Officer, Chief Operating Officer or Chief Financial Officer after reasonable inquiry of any employees of Buyer who have principal responsibility for the matter in question or are otherwise likely to have information relevant to the matter.

      "KNOWLEDGE OF CH" means the actual knowledge of CH's President, Chief Operating Officer or Chief Financial Officer after reasonable inquiry of any employees of CH who have principal responsibility for the matter in question or are otherwise likely to have information relevant to the matter.

      "KNOWLEDGE OF SMHS" means the actual knowledge of SMHS' President, Chief Operating Officer or Chief Financial Officer after reasonable inquiry of any employees of SMHS or its Affiliates who have principal responsibility for the matter in question or are otherwise likely to have information relevant to the matter.

      "LAWS" means all applicable Federal, state and local laws, policies, rules, regulations, orders, guidance, interpretations, manuals and communications, including Medicaid, the State HMO Law, HIPAA, ERISA, the Environmental, Health and Safety Requirements and the Securities Act.

      "LEASED REAL PROPERTY" means the real property leased by the Company and located at (a) 10123 Corporate Square Drive, St. Louis, Missouri 63132, (b) 428 East Capitol Avenue, Jefferson City, Missouri 65101 (second floor), and (c) 18600 East 37th Terrace South, Suite 105, Independence, Missouri 64057.

      "LEASES" means all leases and other agreements (written or oral), including all amendments, extensions, renewals, guarantees and other agreements with respect thereto in which the Company is the lessee or lessor.

      "LICENSE" means any franchise, approval, permit, order, authorization, consent, license, registration or filing, certificate, variance and any other similar right obtained from or filed with any Governmental Entity.

      "LICENSE AGREEMENT" means the License Agreement dated as of the Closing Date, and which becomes effective immediately following the Effective Time, between the Company and SMHS, the form of which is attached as Exhibit D (whereby Company is entitled to use the name "Mercy CarePlus" through December 31, 2008 subject to the terms and provisions therein).

      "LIEN" means any mortgage, pledge, lien, charge, security interest, defect of title, encroachment, adverse claim of ownership or use, deficiency, exception, restriction on transfer (such as a right of first refusal) or other encumbrance of any kind or character.

      "MATERIAL ADVERSE EFFECT" means any event, occurrence, circumstance, change or other matter which occurs during the period commencing on the Agreement Date and ending on the Closing Date, and which individually or in the aggregate with any other events, occurrences, circumstances, changes or other matters, has, or is reasonably likely to (a) have an adverse monetary effect on the Business or the current or future prospects of the Business exceeding $500,000, exclusive of Medical Claims, (b) prohibit any Party from consummating the transactions contemplated by this Agreement, or (c) result in the total number of Enrollees set forth in the Monthly Remittance Advice received from the State Agency for the calendar month during which the Closing Date occurs being less than 85% of the total number of Enrollees set forth in the Monthly Remittance Advice received from the State Agency for August 2007.

      "MEDICAID" means the Federal-State health insurance programs administered by the State through the State Agency which provide medical assistance to eligible persons covered under Title XIX and Title XXI (including the State Children's Health Insurance Program) of the Social Security Act.

      "MEDICAID CONTRACTS" means the three agreements, as executed and in effect from time to time between the State Agency and the Company, pursuant to which the Company provides comprehensive health care services to Enrollees in the eastern, central and western regions of the State, respectively, under the managed health care delivery program operated by the State Agency through a managed care medical service delivery system.

      "MEDICAL CLAIMS" means all medical claims (physician, hospital, ancillary and other claims directly related to the provision of covered health care services) incurred by the Company on or prior to the date of the applicable balance sheet in connection with the provision of covered health care services to Enrollees.

      "MEDICAL PAYMENTS" means the actual payments made by the Company during the applicable period to satisfy Medical Claims which constitute IBNR on the applicable balance sheet net of refunds and credits received by the Company during such period with respect to Medical Claims, including Provider refunds, reinsurance (paid or accrued), subrogation receipts and coordination of benefit payments.

      "MONTHLY REMITTANCE ADVICE" means the State Agency's monthly report to the Company which reflects the number of Enrollees as of the last day of the month of such report, including the summary report thereof.

      "NEW EXECUTIVE EMPLOYMENT ARRANGEMENT" means an "at will" employment arrangement which becomes effective as of the Closing Date and is mutually acceptable to Buyer, Company and/or each of Linder, Cristea and Oswald, respectively, as set forth in Buyer's usual and customary terms and conditions of employment applicable to similarly situated executive employees of Buyer or its Affiliates.

      "NON-COMPETE PERIOD" means the period commencing as of the Effective Time and ending on the third anniversary thereof unless such period is earlier terminated with respect to an Executive pursuant to a New Executive Employment Arrangement or as otherwise provided herein.

      "NOTICE OF CLAIM" has the meaning set forth in Section 7.3.

      "OPERATING AGREEMENT" means the Fifth Amended and Restated Operating Agreement of the Company dated September 29, 2006.

      "ORDINARY COURSE OF BUSINESS" means the conduct of the Business in a commercially reasonable manner in the ordinary course consistent with past practices and in compliance with applicable Laws and contractual obligations.

      "PARTIES" means Buyer, the Company, SMHS, CH, Linder, Cristea and Oswald, collectively, and each of them is a "Party."

      "PERMITTED INVESTMENT" means an ownership interest in any Person, including a competitor of the Company, listed on a national securities exchange or traded in the over-the-counter market, but only if the investor or any Affiliate of such investor (a) is not involved in the management or operations of the business of such Person, and (b) does not own more than an aggregate of 1% of the ownership interest in such Person.

      "PERMITTED LIENS" means (a) liens for current Taxes not yet due and payable or for current Taxes which the taxpayer is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (b) purchase money liens and liens securing rental payments under capital lease arrangements, arising in each case in the Ordinary Course of Business, which would not, individually or in the aggregate, materially interfere with the present use of or materially impair the value of the affected assets or properties, (c) liens of landlords, mechanics, materialmen, workmen, repairmen, warehousemen and carriers arising in the Ordinary Course of Business which are not overdue and which would not, individually or in the aggregate, materially interfere with the present use of or materially impair the value of the affected assets or properties, and (d) all applicable zoning, building and similar laws which are not violated by current occupancy or use and which would not, individually or in the aggregate, materially interfere with the present use of or materially impair the value of the affected assets or properties.

      "PERSON" means an individual, partnership, corporation, limited liability company, an unincorporated association, joint stock company, trust, joint venture and any other entity, including a Governmental Entity.

      "PETITIONER" means a Party or an Indemnitee asserting a Claim in arbitration pursuant to Section 10.13.

      "PLEDGE AGREEMENT" means the Collateral Pledge Agreement dated May 28, 2004, between CCP Acquisition Limited, a Missouri corporation, and each Executive, respectively, securing the payment of the Promissory Note of the respective Executive, and collectively they are the "Pledge Agreements."

      "POST-CLOSING LIABILITIES" means liabilities or obligations, direct or indirect, absolute or contingent, known or unknown, whether or not accrued, arising from or related to the operations of the Business from and after the Closing.

      "PRE-CLOSING DIVIDENDS" means any and all payments, whether of cash, assets or other property of the Company, made to Sellers by Company during the period following the Agreement Date and prior to the Closing (a) on account of their respective membership interests in the Company, including distributions, dividends, redemptions, exchanges, reclassifications or otherwise, and (b) not inconsistent with the provisions of this Agreement or the Operating Agreement.

      "PRE-CLOSING LIABILITIES" means liabilities or obligations, direct or indirect, absolute or contingent, known or unknown, whether or not accrued, arising from or related to the operations of the Business prior to the Closing other than liabilities or obligations (a) accrued or reserved for on the balance sheets included in the Financial Statements or on the balance sheet prepared in conjunction with the Final RBC Calculation, (b) set forth in the Disclosure Schedule, (c) incurred after June 30, 2007, in the Ordinary Course of Business, or (d) taken into consideration in determining the Final RBC Calculation.

      "PRO FORMA RBC CALCULATION" means the calculation made by the Company in accordance with SAP prior to the Closing estimating, as of the Effective Time, in a pro forma balance sheet format, (a) Capital and Surplus, and (b) RBC; provided, however, IBNR shall be equal to the sum of an estimated IBNR amount consistent with past practices plus $1,000,000.

      "PROMISSORY NOTE" has the meaning set forth in each respective Executive Employment Agreement, and collectively they are the "Promissory Notes."

      "PROPOSED FINAL RBC CALCULATION" means the calculation by Company in accordance with SAP of (a) Capital and Surplus, and (b) RBC as of the Effective Time, in a balance sheet format (i) excluding goodwill/intangible assets associated with the Closing,
(ii) excluding capital infusions made by Buyer associated with the Closing,
(iii) excluding the $1,000,000 additional reserve for IBNR included in the Pro Forma RBC Calculation, and (iv) reflecting IBNR equal to the sum of (A) Medical Payments (for Medical Claims incurred prior to the Effective Time) commencing on the day following the Closing Date and ending on the day which is 90 days following the Closing Date, plus (B) an estimate of Closing Date IBNR which remains unpaid as of 90 days following the Effective Time.

      "PROPOSED IBNR ADJUSTMENT" means the difference, as proposed by the Company in the IBNR Report, between the amount of (a) IBNR reflected on the balance sheet prepared in conjunction with the Final RBC Calculation, and (b) the Medical Payments (for Medical Claims incurred prior to the Effective Time) commencing on the day following the Closing Date and ending on the IBNR Calculation Date.

      "PROVIDER" means any physician, hospital, skilled nursing facility, home health agency or other Person or network of Persons who or which is engaged in providing or arranging for the provision of health care or related services or supplies to or for the benefit of the Company.

      "PROVIDER AGREEMENTS" means Contracts entered into with Providers or networks of Providers by the Company for the provision of health care or related services or supplies to Enrollees.

      "RBC" means the Company's "Risk Based Capital-Authorized Control Level" (as such term is defined by the National Association of Insurance Commissioners) calculated (a) as of a given date, and (b) using the same methodology and factors utilized by the Company in its "Health Annual Statement for the Year Ending December 31, 2006 of the Condition and Affairs of Alliance for Community Health, L.L.C." filed with the State.

      "RBC ADJUSTMENT" means the difference between (a) the calculation of Capital and Surplus less 200% of RBC on the Final RBC Calculation, and (b) the amount of the Pre-Closing Dividend paid by Company to Sellers under Section 1.2.3.

      "RBC DISAGREEMENT" has the meaning set forth in Section 2.2.4.

      "RBC NOTICE OF DISAGREEMENT" has the meaning set forth in Section 2.2.4.

      "REPRESENTATIVE" means, with respect to any Person, any manager, director, officer, employee, lender, partner or agent, including any accountant, consultant, banker, attorney or financial advisor, of such Person.

      "RESPONDENT" means a Party or Indemnitee against whom or which a Claim is asserted by a Petitioner or Petitioners.

      "REVIEWABLE RETURNS" means Tax Returns for any taxable periods of the Company ending (a) prior to the Closing Date which have not been filed as of the Closing Date, and (b) on the Closing Date.

      "SAP" means statutory accounting principles as codified by the National Association of Insurance Commissioners subject to the exceptions therefrom mandated by the DOI.

      "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

      "SELLERS" means SMHS, CH, Linder, Cristea and Oswald, collectively, and each of them is a "Seller."

      "SMHS" has the meaning set forth in the preface to the Agreement.

      "ST. JOHN'S MERCY PROVIDER AGREEMENT" means the Mercy CarePlus Hospital Provider Agreement with St. John's Mercy Health System, a Missouri nonprofit corporation d/b/a St. John's Mercy Medical Center (Creve Coeur, Missouri) and St. John's Mercy Hospital (Washington, Missouri), dated as of July 1, 2006, having a term expiring no sooner than June 30, 2010 on the same terms, conditions and rates in effect on the Agreement Date except for annual rate escalation negotiated between the parties thereto.

      "STANDARD ALLOCATION" means (a) 50.000% to SMHS, (b) 40.050% to CH; (c) 4.179% to Linder; (d) 3.781% to Cristea; and (e) 1.990% to Oswald.

      "STATE" means the State of Missouri.

      "STATE AGENCY" means the State of Missouri, Department of Social Services, Division of Medical Services.

      "STATE HMO LAW" means Sections 354.600 through 354.636 of the Missouri Revised Statutes, and any amendments thereto.

      "STRADDLE PERIOD RETURNS" has the meaning set forth in Section 6.5.4.

      "STRADDLE TAX PERIODS" has the meaning set forth in Section 6.5.4.

      "STUB PERIOD" has the meaning set forth in Section 6.5.4.

      "STUB PERIOD CALCULATION" has the meaning set forth in Section 6.5.4.

      "SUBLICENSE AGREEMENT" means the License Agreement made and entered into as of June 1, 2006, by, among others, SMHS (as Licensor) and Company (as Licensee).

      "TANGIBLE ASSETS" means the tangible personal property owned or leased by Sellers, including all copy machines, computer-related equipment, portable or otherwise, furniture, furnishings and consumable supplies.

      "TAX CLAIM" means any pending or threatened audit or assessment, suit, proposed adjustment, deficiency, dispute, administrative or judicial proceeding or other similar claim by a taxing authority related to Taxes.

      "TAXES" means (a) all net income, gross income, gross receipts, sales, use, ad valorem, franchise, profits, license, lease, service, service use, withholding, employment, payroll, earnings, net worth, unemployment insurance, Social Security, Medicare, excise, severance, transfer, value added, documentary, mortgage, registration, stamp, occupation, real or personal property, environmental, premium, property, windfall profits, customs, duties and other taxes, fees, levies, assessments or charges of any kind whatsoever, together with any interest, penalties, fines and other additions with respect thereto, imposed by any Federal, state or local government, and (b) any penalties, interest, fines or other additions to tax for the failure to collect, withhold, file or pay over any of the foregoing, or to file any Tax Return which is untrue, incorrect or incomplete. "Tax" means any one of the foregoing Taxes.

      "TAX RETURNS" means (a) all reports, declarations, filings, questionnaires, estimates, returns, claims for refund, information statements and similar documents relating to, or required to be filed in respect of, any Taxes, including any schedule or attachment thereto and any amendments thereof, and (b) any statements, returns, reports or similar documents required to be filed pursuant to Part III of Subchapter A of Chapter 61 of the Code or pursuant to any similar income, excise or other tax provision of Federal, state or local law, including any amendments thereof. "Tax Return" means any one of the foregoing Tax Returns.

      "TERRITORY" means (a) the State of Missouri, and (b) the Illinois counties of Madison and St. Clair.

      "THIRD PARTY" means any Person other than a Party or an Affiliate of a Party.

      "TRANSFER TAXES" means any sales, use, transfer, stamp, registration, documentary, recording or similar Taxes, if any, together with any interest, penalties, fines, costs, fees, additions to tax or additional amounts with respect thereto, incurred in connection with the transactions contemplated by this Agreement.

      "UNIT" means any of the Class A Units, Class B Units or Class C Units, and collectively, they constitute the "Units."

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